[***]     Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.1(b)

VEDDER PRICE LLP

Frontier Group Holdings, Inc.
as Guarantor
Frontier Airlines, Inc.
as Original Buyer
Vertical Horizons JSA Limited
as Buyer
JSA International U.S. Holdings, LLC
as Financier
and
Airbus S.A.S.
as Airbus
Step-In Agreement
Airbus A320 NEO Aircraft
Airbus A321 NEO Aircraft
Frontier / JSA

Execution Version

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Contents
1    Interpretation
2    Representations and Warranties
3    Buyer SPC Covenants
4    Effectiveness
5    Purchase Arrangements
6    Loan Agreement
7    Decision Notice
8    Airbus Option
9    Terminated Aircraft
10    BFE
11    Indemnities
12    Conflicting Provisions etc
13    Assignments and Transfers
14    Notices
15    Confidential Information
16    Partial Invalidity
17    Remedies and Waivers
18    Amendments
19    Further Assurance
20    Costs and Expenses
21    Third Party Rights
22    Counterparts
23    Cape Town Convention
24    Governing Law and Jurisdiction
25    Recourse
Schedule 1    Representations and Warranties
Schedule 2    Buyer SPC Covenants
Schedule 3    Aircraft Schedule
Schedule 4    Form of Decision Notice
Schedule 5    Form of Letter of Release
Schedule 6    Loan Agreement Extracts
Schedule 7    Financed and Non-Financed Aircraft

-i-
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Step-In Agreement
Dated 26 September 2024
Between:
(1)     Frontier Group Holdings, Inc., a company incorporated and existing under the laws of the State of Delaware, United States of America having its principal office located at 4545 Airport Way, Denver, Colorado 80249, United States of America (the Guarantor);

(2)     Frontier Airlines, Inc., a company incorporated and existing under the laws of the State of Colorado, United States of America having its principal office located at 4545 Airport Way, Denver, Colorado 80249, United States of America (the Original Buyer);

(3)    Vertical Horizons JSA Limited, an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands with company registration number 412253 and with its registered office at the offices of Walkers Fiduciary Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the Buyer);
(4)    JSA International U.S. Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware having its principal office located at 909 Montgomery Street, Suite 500, San Francisco, California 94133, United States of America (the Financier); and
(5)    Airbus S.A.S., a French société par actions simplifiée with its registered office at 2, rond-point Emile Dewoitine, 31700 Blagnac, France (Airbus).
Recitals:
(A)    Pursuant to the Purchase Agreement, Airbus has agreed to sell and the Original Buyer has agreed to purchase and take delivery of, inter alia, the Aircraft.
(B)    The Assignment Agreement provides for the assignment by the Original Buyer to the Buyer of all rights of the Original Buyer under the Purchase Agreement (to the extent relating to the Aircraft) and the assumption by the Buyer of all obligations of the Original Buyer under the Purchase Agreement (to the extent relating to the Aircraft).
(C)    The Assigned Purchase Agreement provides for the sale and delivery of the Aircraft by Airbus to the Buyer.
(D)    The Loan Agreement provides for the financing and/or refinancing by the Financier and/or any other Finance Party of the Pre-Delivery Payments paid or payable (as the case may be) to Airbus in relation to the Aircraft.
It is agreed as follows:
1    Interpretation
1.1    In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following respective meanings:

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Administrative Agent means JSA International U.S. Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any Subsidiary of that Holding Company (it being confirmed that neither the Buyer Shareholder, nor any entity the equity interests of which are held, directly or indirectly, by the Buyer Shareholder, shall be regarded as an Affiliate for the purposes of this definition).
Agreement means this agreement (including the Recitals and the Schedules).
Airbus Buyer Guarantee means the guarantee relating to the obligations of each of the Original Buyer and the Buyer to Airbus under the Purchase Documents dated of even date herewith and entered into between the Guarantor and Airbus.
Airbus Financier Guarantee means any guarantee that is executed by the Financier Guarantor in favour of Airbus pursuant to Clause 7.8(a).
Airbus Indemnitees means, together, Airbus (including its successors and permitted assigns and permitted transferees) and its Affiliates, directors, officers and employees.
Airbus PA Termination Event means the occurrence of any event or the existence of any circumstance which entitles Airbus to terminate or cancel all or any part of the Purchase Agreement and/or the Assigned Purchase Agreement.
Airbus Termination Event means:
(a)    any Airbus PA Termination Event;
(b)    any Customer Insolvency Event; or
(c)    any material breach by the Guarantor of any of its obligations under the Airbus Buyer Guarantee (subject to any applicable grace period contained in the Airbus Buyer Guarantee).
Airbus Termination Notice means a written notice from Airbus to the Financier (copied to the Buyer, the Original Buyer and the Guarantor) pursuant to Clause 5.2(a).
Aircraft means the Airbus aircraft specified in Part A of the Aircraft Schedule.
Aircraft Schedule means Schedule 3 (Aircraft Schedule) or any replacement schedule pursuant to and in accordance with the provisions of Clause 5.7.
Assigned Purchase Agreement means the Purchase Agreement, as assigned by the Original Buyer to the Buyer, as assumed by the Buyer and as amended pursuant to the Assignment Agreement.
Assignment Agreement means the assignment, assumption, release and amendment agreement relating to the Purchase Agreement (to the extent relating to the Aircraft) dated of even date herewith and entered into between Airbus, the Original Buyer and the Buyer.

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Authorisation means an authorisation, consent, approval, license, exemption, filing or similar item.
BFE has the meaning given to that term in the Purchase Agreement (whether or not such “BFE” is installed).
BFE Interest means:
(a)    any direct or indirect Lien relating to any BFE granted by the Guarantor, the Original Buyer, the Buyer or any other person in favour of the Financier or any other Finance Party; and/or
(b)    any other direct or indirect right, title or interest of the Financier or any other Finance Party in relation to any BFE.
Business Day means a day (other than a Saturday or Sunday or a holiday scheduled by law) on which banks are open for general business in Toulouse, Denver, George Town (the Cayman Islands) and San Francisco and (only with respect to any payments in Dollars required to be made under this Agreement) New York City.
Buyer Shareholder means Walkers Fiduciary Limited, a company incorporated and existing under the laws of the Cayman Islands with company registration number 295405, in its capacity as original trustee under the Declaration of Trust.
Cape Town Convention means the Convention on International Interests in Mobile Equipment and its Protocol on Matters Specific to Aircraft Equipment signed at Cape Town on 16 November 2001.
Confidential Information means all information relating to the Relevant Documents and the transactions contemplated by the Relevant Documents or contained in any Relevant Document.
Corporate Administration Agreement means the administration agreement relating to the Buyer dated on or before the date of this Agreement and entered into between the Corporate Administrator, the Buyer Shareholder, the Original Buyer and the Buyer.
Corporate Administrator means the Buyer Shareholder, in its capacity as administrator pursuant to the Corporate Administration Agreement.
Cross-Defaulting Transaction means any transaction that involves aircraft (including PDP) financing arrangements with recourse to any Customer Entity (excluding any financing arrangements that involve leasing arrangements) entered into before or after the date of this Agreement between any Financier Entity and any Customer Entity (other than the transaction contemplated by this Agreement and the other Relevant Documents).
Customer Entities means, together, the Guarantor, the Original Buyer and their respective Affiliates.
Customer Financial Indebtedness Event means the occurrence of any of the following events or the existence of any of the following circumstances in relation to any Customer Entity:

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(a)    any Financial Indebtedness is not paid when due nor within any originally applicable grace period;
(b)    any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of any event of default (howsoever described); or
(c)    any commitment for any Financial Indebtedness is cancelled or suspended by any creditor as a result of any event of default (howsoever described), unless the aggregate amount of Financial Indebtedness falling within paragraphs (a), (b), (c) and (d) above is not greater than [***] (or its equivalent in any other currency or currencies).
Customer Insolvency Event means any Insolvency Event in relation to any Customer Entity.
Decision Date means the date that falls [***] after the occurrence of a Step-In Event [***].
Decision Notice means a written notice from the Financier to Airbus (copied to the Buyer, the Original Buyer and the Guarantor) pursuant to Clause 7.3, which must be substantially in the form set out in Schedule 4 (Form of Decision Notice).
Declaration of Trust means the declaration of trust relating to the entire issued share capital of the Buyer dated on or before the date of this Agreement and executed by the Buyer Shareholder.
Delivery:
(a)    with respect to any Relevant Aircraft:
(i)    in relation to any time prior to a Step-In, means the delivery of such Relevant Aircraft by Airbus to (i) the Buyer pursuant to the terms and conditions set out in the Assigned Purchase Agreement or (ii) the Original Buyer (or its assignee at Delivery of such Relevant Aircraft) pursuant to the terms and conditions set out in the Purchase Agreement; and
(ii)    in relation to any time after a Step-In, shall have the meaning given to the term “Delivery” in the Replacement Purchase Agreement; or
(b)    with respect to any Non-Financed Aircraft, means the delivery of such Non-Financed Aircraft by Airbus to the Original Buyer (or its assignee at Delivery of such Non-Financed Aircraft) pursuant to the terms and conditions set out in the Purchase Agreement.
Delivery Date means:
(a)    in relation to each Relevant Aircraft, the date on which title to such Relevant Aircraft is transferred by Airbus pursuant to the terms and conditions set out in the Assigned Purchase Agreement, the Purchase Agreement or the Replacement Purchase Agreement (as applicable); or

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(b)    in relation to each Non-Financed Aircraft, the date on which title to such Non-Financed Aircraft is transferred by Airbus pursuant to the terms and conditions set out in the Purchase Agreement.
Distributions means any distribution or payment of any kind by the Buyer to any person including without limitation (a) dividends, distributable profits, distributable reserves, distributions in kind (such as asset transfers) and share re-purchases and redemptions and (b) payments in relation to any Financial Indebtedness.
Dollars and US$ means the lawful currency of the United States of America.
Effective Date means the date upon which the Effective Time (as that term is defined in the Assignment Agreement) occurs.
Excepted Property means (a) the proceeds of the issue and allotment of the Buyer’s ordinary shares, (b) the transaction fee paid to the Buyer in consideration of its entry into the Loan Agreement and (c) any bank account in the Cayman Islands in which the funds referred to in paragraphs (a) and (b) of this definition are deposited (or any interest thereon).
Exit Aircraft means any Relevant Aircraft that is designated as an “Exit Aircraft” in a Decision Notice or that is deemed to be an “Exit Aircraft” pursuant to Clause 7.3(c)(i).
Finance Parties means the Financier, the Administrative Agent and the Security Trustee and any other person on whose behalf any such person acts pursuant to the Loan Agreement.
Financed Pre-Delivery Payment means, in relation to an Aircraft, the amount of any Pre-Delivery Payment for such Aircraft that has been, is to be or may be financed or refinanced by the Financier and/or any other Finance Party pursuant to the Loan Agreement, as set out in the column entitled “Financed Pre-Delivery Payments (US$)” in Part B of the Aircraft Schedule.
Financial Indebtedness means any indebtedness for or in respect of:
(a)    moneys borrowed;
(b)    any amount evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(c)    banker’s acceptances;
(d)    the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with the Relevant Accounting Standard, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty;
(e)    the balance deferred and unpaid of the purchase price of any property or services due more than [***] after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; and

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(f)    obligations and liabilities under interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, other agreements or arrangements designed to manage interest rates or interest rate risk, and other agreements or arrangements designed to protect against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity;
if and to the extent any of the preceding items (other than letters of credit and obligations and liabilities under (f)) would appear as a liability upon a balance sheet prepared in accordance with the Relevant Accounting Standard. Financial Indebtedness includes all Financial Indebtedness secured by a Lien on any asset (whether or not such Financial Indebtedness is assumed) and, to the extent not otherwise included, the guarantee of any Financial Indebtedness.
Financier Collateral means any collateral, security, guarantee or other support provided from time to time in relation to (a) in the case of paragraph (a) of the definition of Financier Enforcement Action, any or all of the Guarantor’s, the Original Buyer’s and/or the Buyer’s obligations under or in relation to any Loan Document and (b) in the case of paragraph (b) of the definition of Financier Enforcement Action, any or all of any Customer Entity’s obligations under or in relation to any Cross-Defaulting Transaction.
Financier Enforcement Action means:
(a)    in the context of a Material Loan Event that is not on the basis of an event of default under a Cross-Defaulting Transaction, that the Financier (or any other applicable Finance Party) shall have:
(i)    accelerated all amounts outstanding under the Loan Agreement (subject to and in accordance with the terms of the Loan Agreement); and
(ii)    taken all steps reasonably available to it to make any related demand for payment under any Loan Guarantee (subject to and in accordance with the terms of such Loan Guarantee); and
(b)    in the context of a Material Loan Event on the basis of an event of default under a Cross-Defaulting Transaction (in circumstances where no other Loan Event of Default has occurred and is continuing), that the Financier (or any other applicable Financier Entity) shall have:
(i)    accelerated all amounts outstanding under such Cross-Defaulting Transaction (subject to and in accordance with the terms of each applicable transaction document); and
(ii)    taken all steps reasonably available to it to make any related demand for payment or to start enforcement action (as applicable) with respect to any Financier Collateral provided in the context of such Cross-Defaulting Transaction (subject to and in accordance with the terms of each applicable transaction document).

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Financier Entities means, together, the Financier and its Affiliates.
Financier Guarantor means:
(a)    JSA International Holdings, L.P. provided that it has the Required Minimum Net Worth on the RPA Effective Date (if any); or
(b)    any other person that (i) is designated in writing by the Financier to Airbus and approved in writing by Airbus (acting reasonably and in good faith) and (ii) has the Required Minimum Net Worth on the RPA Effective Date (if any).
Financier Insolvency Event means any Insolvency Event in relation to the Financier or (with effect from the time of execution of any Airbus Financier Guarantee) the Financier Guarantor.
Financier Shareholder Event means that Mitsubishi HC Capital Inc. ceases to be the direct or indirect legal and beneficial owner of the entire issued share capital of the Financier.
Financier Termination Event means the occurrence of any of the following events or the existence of any of the following circumstances:
(a)    the Financier does not execute and deliver:
(i)    a Material Loan Event Notice pursuant to and in accordance with the provisions of Clause 6.1(a);
(ii)    a Decision Notice pursuant to and in accordance with the provisions of Clause 7.3; or
(iii)    a Letter of Release pursuant to and in accordance with the applicable provisions of Clause 8.5 or Clause 9.3;
(b)    a material breach or default by any Financier Entity occurs and is continuing under any agreement between any Financier Entity and Airbus (or any of its Affiliates);
(c)    any Financier Insolvency Event;
(d)    any Other Financier Termination Event;
(e)    the circumstances that are stated to result in the occurrence of a Financier Termination Event pursuant to (i) Clause 6.3(b) or (ii) paragraph 2(a)(ii) of Schedule 7 (Financed and Non-Financed Aircraft) occur; or
(f)    any Airbus Financier Guarantee that is required pursuant to Clause 7.8(a) is not executed within [***] of the RPA Effective Date.
Financier Termination Notice means a written notice from Airbus to the Financier (copied to the Buyer, the Original Buyer and the Guarantor) pursuant to Clause 9.1.

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Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
Initial Purchase Documents means, together, this Agreement, the Airbus Buyer Guarantee, the Assignment Agreement, the Re-Assignment Agreement and the Replacement Purchase Agreement.
Insolvency Event means, in relation to any person:
(a)    the occurrence of any of the following events or the existence of any of the following circumstances:
(i)    it is (or is deemed for the purposes of any relevant law to be) unable to pay its debts as they fall due;
(ii)    it admits in writing its inability to pay its debts as they fall due;
(iii)    it suspends making payments on all or a substantial part of its indebtedness or announces in writing an intention to do so; or
(iv)    all or a substantial part of its indebtedness is subject to a moratorium. If a moratorium occurs in relation to such person, the ending of the moratorium will not remedy the Insolvency Event caused by the moratorium; or
(b)    that any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)    the administration, examinership, re-organization (by way of voluntary arrangement, scheme of arrangement or otherwise but other than a solvent re-organisation), bankruptcy, dissolution, liquidation (including provisional liquidation), restructuring or winding-up of such person;
(ii)    the appointment of an administrative receiver, administrator, compulsory manager, examiner, custodian, liquidator, provisional liquidator, restructuring officer, receiver, trustee in bankruptcy or similar officer in relation to such person or all or a substantial part of its assets; or
(iii)    any similar or analogous corporate action, legal proceedings or other procedure or step is taken in relation to such person in any jurisdiction, provided that any such corporate action, legal proceedings or other procedure or step shall not constitute an Insolvency Event in relation to any person if (A) it is taken by any person (other than the person that is the subject of the applicable corporate action, legal proceedings or other procedure or step, or any of its Affiliates) and (B) it is frivolous or vexatious and is discharged or dismissed within [***] days of its presentation, and in each case including any arrangements in the context of any actual or anticipated restructuring, reorganisation or similar plan, scheme or

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arrangement, including negotiations and agreements with a view to determining any class of creditors for any related purpose.
International Registry means the international registration facilities established for the purposes of the Cape Town Convention.
KYC Procedures means any and all applicable “know your customer”, customer due diligence, anti-money laundering, counter-terrorism financing or other similar checks, processes and procedures, whether resulting from any internal requirement of Airbus or from the operation of any applicable law.
Letter of Release means a letter of release from the Financier to Airbus, the Buyer, the Original Buyer and the Guarantor, which must be substantially in the form set out in Schedule 5 (Form of Letter of Release).
Lien means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest of any kind or any other right, agreement or arrangement having a similar effect.
Loan means, in relation to a Relevant Aircraft, an advance of funds by the Financier and/or any other Finance Party under the Loan Agreement for the purposes of financing or refinancing a Pre-Delivery Payment for such Relevant Aircraft and, at any time after any such advance has been made, the outstanding principal aggregate amount of all such advances pursuant to the Loan Agreement at such time.
Loan Acceleration Event means, following the occurrence of a Loan Event of Default, any acceleration of a Loan under the Loan Agreement.
Loan Agreement means the PDP credit agreement relating to the financing and/or refinancing of certain Pre-Delivery Payments dated on or before the date of this Agreement and entered into between the Buyer as borrower, the Financier as lender, the Administrative Agent and the Security Trustee.
Loan Documents means, together, the Loan Agreement, the Mortgage, the Share Charge, any Loan Guarantee and any other document from time to time designated as such in writing by the Guarantor, the Buyer and the Financier.
Loan Event of Default has the meaning given to the term “Event of Default” in the Loan Agreement (a complete list of which “Events of Default” are, as at the date of this Agreement, set out in Part A of Schedule 6 (Loan Agreement Extracts)).
Loan Guarantee means any guarantee relating to the obligations of the Buyer to the Finance Parties under the Loan Documents entered into before or after the date of this Agreement between the Guarantor and/or any other person in favour of the Financier and/or any other Finance Party.
Loan Insolvency Event of Default means any Loan Event of Default under either of clauses (iii) or (iv) of the definition of “Event of Default” contained in the Loan Agreement (as set out in Part A of Schedule 6 (Loan Agreement Extracts)).
Loan Payment Event of Default means any Loan Event of Default under clause (i) of the definition of “Event of Default” contained in of the Loan Agreement (as set out in Part A of Schedule 6 (Loan Agreement Extracts)).

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Loan Prepayment Event means, in relation to a Relevant Aircraft, the prepayment (on a voluntary or mandatory basis) by the Buyer of the full amount of the Loan for such Relevant Aircraft pursuant to the Loan Agreement before the Delivery Date of such Relevant Aircraft.
Losses includes all losses, payments, damages, liabilities, claims, proceedings, actions, penalties, fines, duties, taxes, fees, rates, levies, charges, demands or other sanctions of a monetary nature, insurance premiums, judgements, costs and expenses.
Margin has the meaning given to that term in the Loan Agreement (as set out in Part B of Schedule 6 (Loan Agreement Extracts)).
Material Loan Event means the occurrence of:
(a)    any Loan Insolvency Event of Default;
(b)    any Loan Payment Event of Default; or
(c)    any Loan Acceleration Event.
Material Loan Event Notice means a written notice from the Financier to Airbus pursuant to Clause 6.1(a).
Mortgage means the mortgage and security agreement relating to, inter alia, certain rights under the Assigned Purchase Agreement dated on or about the date of this Agreement and entered into between the Buyer, the Administrative Agent and the Security Trustee.
Non-Financed Aircraft means, at any time, any Aircraft in relation to which no Loan has been made as at such time.
Option means the option granted to Airbus in relation to each Relevant Aircraft pursuant to Clause 8.
Option Aircraft means any Relevant Aircraft that is designated as an “Option Aircraft” in an Option Notice.
Option Notice means a written notice from Airbus to the Financier (copied to the Buyer, the Original Buyer and the Guarantor) pursuant to Clause 8.3.
Option Period means the period that starts on the date (if any) upon which a Step-In Event occurs and ends at the earlier of (a) [***] on the date that falls [***] after the date upon which the Financier delivers a Decision Notice and (b) the time at which Airbus delivers a written notice to the Financier (copied to the Buyer, the Original Buyer and the Guarantor) confirming that it elects to terminate the Option Period.
Option Price means, in relation to any Option Aircraft, an amount equal to the aggregate of:
(a)    all of the Financed Pre-Delivery Payments funded by the Financier and/or any other Finance Party in relation to such Option Aircraft and actually

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received by Airbus as at the time at which Airbus pays the applicable amount pursuant to Clause 8.4; and
(b)    interest on the amount referred to in paragraph (a) above calculated at the rate of [***].
Original Scheduled Delivery Period means, in relation to an Aircraft, the month or the calendar quarter during which the Delivery Date of such Aircraft is, as at the date of this Agreement, scheduled to occur, as specified in the column entitled “Scheduled Delivery Period” in Part A of the Aircraft Schedule (without regard to any changes thereto permitted in accordance with the terms of the Assigned Purchase Agreement and this Agreement).
Other Financier Termination Event means the occurrence of any “Financier Termination Event” (or equivalent term) under any Other Step-In Agreement.
Other PDP Financing means any pre-delivery payments financing transaction relating to any Airbus aircraft (other than the Aircraft) entered into before or after the date of this Agreement between Airbus (or any of its Affiliates), any Financier Entity and any Customer Entity.
Other Step-In Agreement means any step-in agreement (or equivalent document) entered into before or after the date of this Agreement in connection with any Other PDP Financing.
Party means a party to this Agreement.
PDP Payment Dates means, in relation to an Aircraft, the dates upon which Pre-Delivery Payments for such Aircraft were paid or are due and payable, as set out in the column entitled “PDP Payment Dates” in Part B of the Aircraft Schedule (subject to any changes thereto permitted in accordance with the terms of the Assigned Purchase Agreement and this Agreement).
Permitted Payments means payments that relate to the costs and expenses incurred by the Buyer from time to time with respect to its ongoing corporate administration and its accounting, legal and tax affairs.
Pre-Delivery Payments means, in relation to an Aircraft, the amounts paid or payable to Airbus as pre-delivery payments for such Aircraft, as set out in the column entitled “Pre-Delivery Payments (US$)” in Part B of the Aircraft Schedule (subject to any changes thereto permitted in accordance with the terms of the Assigned Purchase Agreement and this Agreement).
Prohibited Share Interest means any direct or indirect Lien (or any direct or indirect right, title or interest) in relation to the share capital of the Buyer, other than the Share Charge.
Purchase Agreement means the A320 family purchase agreement dated as of 30 September 2011 between Airbus and the Original Buyer with respect to, inter alia, the Aircraft (excluding any letter agreements entered into from time to time in relation thereto; but without otherwise limiting the operation of Clause 1.2(b)).
Purchase Documents means, together, this Agreement, any Decision Notice, the Airbus Buyer Guarantee, the Assignment Agreement, the Assigned Purchase

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Agreement, the Re-Assignment Agreement, the Replacement Purchase Agreement, any Airbus Financier Guarantee and any other document from time to time designated as such in writing by the Guarantor, the Buyer, the Financier and Airbus.
Re-Assignment Agreement means the re-assignment, assumption and release agreement relating to the Assigned Purchase Agreement dated of even date herewith and entered into between Airbus, the Original Buyer and the Buyer.
Re-Assignment Event has the meaning given to that term in the Re-Assignment Agreement.
Relevant Accounting Standard means, in relation to any person, generally accepted accounting principles in its State of Incorporation or the international financial reporting standards promulgated by the International Accounting Standards Board.
Relevant Aircraft means any Aircraft in relation to which a Loan has been made (subject to such Aircraft ceasing to be a Relevant Aircraft in accordance with the terms of this Agreement), subject to the provisions of Schedule 7 (Financed and Non-Financed Aircraft).
Relevant Documents means, together, the Purchase Documents, the Loan Documents, the Declaration of Trust and the Corporate Administration Agreement.
Relevant Parties means, together, the Financier, the Guarantor, the Original Buyer and the Buyer.
Relevant Time means the earlier of (a) 18:00 (CET) on the Decision Date and (b) the time of receipt by Airbus of a Decision Notice.
Repayment Amount has the meaning given to that term in Clause 9.2(d).
Replacement Purchase Agreement means the replacement aircraft purchase agreement dated of even date herewith and entered into between Airbus and the Financier, which will automatically and without further act become effective in relation to each Step-In Aircraft with effect from the RPA Effective Date (subject to the provisions of Clause 8.5(b) and Clause 9.3(b)).
Required Minimum Net Worth means [***].
RPA Effective Date means the date upon which any Step-In occurs.
Scheduled Delivery Month means, in relation to an Aircraft, the month during which the Delivery Date of such Aircraft is, as at the date of this Agreement, scheduled to occur, as specified in the column entitled “Scheduled Delivery Period” in Part A of the Aircraft Schedule (subject to any changes thereto permitted in accordance with the terms of the Assigned Purchase Agreement and this Agreement).
Scheduled Delivery Period means, in relation to an Aircraft, the Scheduled Delivery Month for such Aircraft or the Scheduled Delivery Quarter for such Aircraft (as applicable).

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Scheduled Delivery Quarter means, in relation to an Aircraft (unless it has a Scheduled Delivery Month), the calendar quarter during which the Delivery Date of such Aircraft is, as at the date of this Agreement, scheduled to occur, as specified in the column entitled “Scheduled Delivery Period” in Part A of the Aircraft Schedule (subject to any changes thereto permitted in accordance with the terms of the Assigned Purchase Agreement and this Agreement) provided that following notification of the scheduled delivery month of such Aircraft by Airbus in accordance with the terms of the Assigned Purchase Agreement and this Agreement, the Scheduled Delivery Quarter for such Aircraft may be referred to as the “Scheduled Delivery Month” for such Aircraft in any notices or documents provided by Airbus to the Buyer in connection with this Agreement.
Security Trustee means Bank of Utah, a corporation organized and existing under the laws of Utah.
Share Charge means the share charge relating to the entire issued share capital of the Buyer dated on or about the date of this Agreement and entered into between the Buyer Shareholder and the Financier.
Standstill Period means the period that starts on the date of delivery of any Airbus Termination Notice and ends on the earlier of (a) the date that falls [***] after such date (or such later date as Airbus and the Financier may from time to time agree in writing) and (b) the date upon which the Financier delivers a Decision Notice.
State of Incorporation means, in relation to any person, the country, state or territory in which such person is incorporated, organised or otherwise established.
Step-In means, in relation to a Relevant Aircraft, the delivery by the Financier of a Decision Notice that designates such Relevant Aircraft as a Step-In Aircraft.
Step-In Aircraft means any Relevant Aircraft that is designated as a “Step-In Aircraft” in a Decision Notice.
Step-In Event means:
(a)    the delivery by the Financier of a Material Loan Event Notice;
(b)    the delivery by Airbus of an Airbus Termination Notice; or
(c)    the occurrence of any “Step-In Event” (or equivalent term) under any Other Step-In Agreement.
Subsidiary means:
(a)    in relation to any company that is incorporated under the laws of England and Wales, a subsidiary within the meaning of section 1159 of the Companies Act 2006; and
(b)    in relation to any company or corporation that is not incorporated under the laws of England and Wales, a company or corporation:
(i)    which is controlled, directly or indirectly, by the first mentioned company or corporation; or

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(ii)    more than half the issued voting share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or
(iii)    which is a Subsidiary of another Subsidiary of the first mentioned company or corporation under the laws of its State of Incorporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
Term SOFR has the meaning given to that term in the Loan Agreement (as set out in Part B of Schedule 6 (Loan Agreement Extracts)).
Terminated Aircraft means:
(a)    any Relevant Aircraft that becomes a “Terminated Aircraft” pursuant to Clause 9.2 (other than Clause 9.2(e));
(b)    any Non-Financed Aircraft that becomes a “Terminated Aircraft” pursuant to Clause 9.2(e); and
(c)    any Step-In Aircraft that becomes a “Terminated Aircraft” pursuant to Clause 9.2(a) as a result of the occurrence of a Financier Termination Event under paragraph (f) of the definition thereof.
Written Notices has the meaning given to that term in Clause 14.1.
1.2    Unless otherwise specified and except where the context otherwise requires, any reference in this Agreement to:
(a)    any person shall be construed so as to include its successors and permitted assigns and permitted transferees in accordance with their respective interests;
(b)    any document (including this Agreement and each other Relevant Document) shall be construed as a reference to such document as amended, restated, supplemented, varied, assigned, transferred or novated from time to time in accordance with its terms and to the extent that such document is at the relevant time in effect;
(c)    any provision of law shall be construed as a reference to that provision as amended, supplemented, varied, re-enacted, replaced or restated from time to time;
(d)    any Affiliate, Holding Company or Subsidiary shall be construed, in the context of any person that is a partnership or any partner therein, so as to include (i) any person that has a majority or controlling share or partnership interest in relation to such partnership or such partner and (ii) any person in relation to which such partnership or such partner has a majority or controlling share or partnership interest (in each case to be construed in a manner that is consistent with the text of the definition of Subsidiary);

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(e)    any applicable law includes, without limitation, (i) applicable laws, acts, codes, conventions, decrees, decree-laws, legislation, statutes, treaties and similar instruments, (ii) applicable final judgments, orders, determinations or awards of any court from which there is no right of appeal (or, if there is a right of appeal, such appeal is not prosecuted within the allowable time) and (iii) applicable directives, guidance, guidelines, notices, orders, regulations and rules of any governmental authority (whether or not having the force of law but with which, if not having the force of law, compliance is customary);
(f)    a Clause  shall be construed as a reference to a clause of this Agreement;
(g)    continuing shall, in relation to an Airbus PA Termination Event or a Loan Event of Default, be construed as a reference to an Airbus PA Termination Event or a Loan Event of Default which has not been waived or remedied in accordance with the terms of (in the case of an Airbus PA Termination Event) the Assigned Purchase Agreement or the Purchase Agreement (as applicable) or (in the case of a Loan Event of Default) the Loan Agreement (subject to the applicable provisions of Clause 6.1);
(h)    any liability includes any obligation or liability (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise);
(i)    a person shall be construed as a reference to any association, company (including an exempted company), corporation, firm, governmental authority, individual, joint venture, partnership (including any limited partnership and any limited liability partnership) or trust (in each case whether or not having separate legal personality);
(j)    a Schedule shall be construed as a reference to a schedule to this Agreement;
(k)    a successor shall be construed so as to mean a successor in title of a person and any person who under the applicable laws of its State of Incorporation has assumed the rights and obligations of such person or to which, under such laws or by agreement or otherwise, such rights and obligations have been transferred;
(l)    VAT shall be construed as a reference to value added tax or any other tax of a similar nature and any tax which replaces any such tax or is levied in addition to any such tax;
(m)    the winding-up, dissolution, administration or re-organization of a person shall be construed so as to include any equivalent or analogous proceedings under the applicable law of its State of Incorporation or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, examinership, re-organization, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and
(n)    words importing the plural shall include the singular and vice versa.

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1.3    Clause and Schedule headings shall be ignored in the interpretation of this Agreement.
2    Representations and Warranties
Each Party hereby makes the representations and warranties expressed to be made by it and set out in Schedule 1 (Representations and Warranties).
3    Buyer SPC Covenants
The Buyer hereby undertakes in favour of Airbus that it will at all times comply with the covenants set out in Schedule 2 (Buyer SPC Covenants).
4    Effectiveness
4.1    Airbus conditions precedent
It is a condition precedent to the obligations of Airbus under this Agreement that:
(a)    Airbus shall have received:
(i)    copies of the Initial Purchase Documents executed by each applicable party (other than Airbus);
(ii)    copies of the fully executed Mortgage, Declaration of Trust and Corporate Administration Agreement; and
(iii)    such legal opinions as Airbus may have required in relation to the Guarantor (being a State of Delaware legal opinion), the Original Buyer (being a State of Colorado legal opinion), the Buyer (being a Cayman Islands legal opinion), the Financier (being a State of Delaware legal opinion) and the transactions contemplated by this Agreement and the other Purchase Documents (being an English legal opinion of Vedder Price LLP and a New York State legal opinion of Vedder Price P.C.); and
(b)    no Airbus PA Termination Event shall have occurred and be continuing.
Airbus shall confirm in writing (including by email) to the Financier and the Original Buyer promptly upon the satisfaction or waiver of such conditions.
4.2    Confirmations of Relevant Parties
Each Relevant Party confirms and agrees in favour of Airbus that:
(a)    it will deliver to Airbus an original counterpart (duly executed by it) of each Initial Purchase Document to which it is a party as soon as reasonably practicable following execution of this Agreement (without prejudice to the provisions of Clause 4.1); and
(b)    the Loan Agreement is in effect as at the date of this Agreement.

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5    Purchase Arrangements
5.1    Scheduled Delivery Period
(a)    The prior written consent of the Financier (which consent shall not be unreasonably withheld or delayed) shall be required in relation to any agreement between Airbus and the Buyer or the Original Buyer (as agent of the Buyer pursuant to the Assigned Purchase Agreement) to defer the Scheduled Delivery Period of a Relevant Aircraft if the aggregate deferral period would extend beyond the date that falls [***] after the last day of the Original Scheduled Delivery Period of such Relevant Aircraft.
(b)    Airbus hereby agrees in favour of the Financier that it will notify the Financier in writing of any agreement between Airbus and the Buyer or the Original Buyer (as agent of the Buyer pursuant to the Assigned Purchase Agreement) to defer the Original Scheduled Delivery Period of a Relevant Aircraft.
5.2    Purchase Agreement termination and Standstill Period
(a)    If an Airbus Termination Event occurs that is continuing, unless a Decision Notice that designates a Relevant Aircraft as a Step-In Aircraft has previously been delivered, and provided that Airbus has already exercised all available rights and remedies under the Purchase Agreement and/or the Assigned Purchase Agreement (if applicable) in relation to such Airbus Termination Event (save for its right to terminate or cancel the Purchase Agreement and/or the Assigned Purchase Agreement (if applicable)), Airbus undertakes in favour of the Financier that it shall, if it intends to take any action in relation to such Airbus Termination Event and prior to exercising any rights to terminate or cancel the Assigned Purchase Agreement, deliver a written notice to the Financier (copied to the Buyer, the Original Buyer and the Guarantor), which written notice must (i) identify each applicable Airbus Termination Event, (ii) include any related available information and (iii) specify the steps or actions (if any) which would be required to be undertaken in order to remedy each applicable Airbus Termination Event, in each case subject to any applicable confidentiality or disclosure restrictions.
(b)    If Airbus delivers an Airbus Termination Notice following the occurrence of an Airbus Termination Event (for the avoidance of doubt, such notice shall only be permitted to be delivered after Airbus has taken the actions specified in Clause 5.2(a)), Airbus agrees that it will not terminate or cancel the Assigned Purchase Agreement as a result of the occurrence of such Airbus Termination Event during the Standstill Period, subject to the following provisions of this Clause 5.2 and subject to the provisions of paragraph 3 of Schedule 7 (Financed and Non-Financed Aircraft).
(c)    Airbus will be entitled to terminate or cancel the Assigned Purchase Agreement (in full or in part) during the Standstill Period if:
(i)    in the opinion of Airbus (acting reasonably), a failure to do so would have a material adverse effect on the rights or remedies of Airbus

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as against the Buyer, the Original Buyer or the Guarantor under any Purchase Document; or
(ii)    a Financier Termination Event occurs during the Standstill Period and is continuing at the applicable time of termination or cancellation.
(d)    Notwithstanding any termination or cancellation of the Assigned Purchase Agreement pursuant to Clause 5.2(c)(i):
(i)    for so long as no Financier Termination Event shall have occurred, the Financier shall be entitled to deliver a Decision Notice in accordance with the provisions of Clause 7.3 during the Standstill Period as if the Assigned Purchase Agreement were still in full force and effect; and
(ii)    the provisions of Clause 7.5 will apply.
(e)    If, following the delivery by Airbus of an Airbus Termination Notice and before the Decision Date, any applicable Airbus Termination Event ceases to exist, then the Step-In Event arising as a result of such Airbus Termination Event shall cease to exist and the Financier shall cease to be required to deliver a Decision Notice in relation to such Airbus Termination Event.
5.3    Airbus confirmations
Airbus hereby confirms in favour of the Financier that:
(a)    [***]
(b)    [***]
(c)    [***]
(d)    [***]
(e)    [***]
5.4    Customer Financial Indebtedness Event
(a)    [***]
(b)    [***]

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5.5    Purchase price
The Financier agrees and acknowledges [***].
5.6    Agency
The Financier agrees and acknowledges [***].
5.7    Replacement Aircraft Schedule
(a)    If there is any change to any Pre-Delivery Payment, any PDP Payment Date or any Scheduled Delivery Period (in each case to the extent permitted in accordance with the terms of the Assigned Purchase Agreement and this Agreement and subject to the provisions of Clause 5.1), Airbus shall be entitled to deliver to the other Parties a schedule to replace the existing Aircraft Schedule so as to reflect such changes, which replacement schedule:
(i)    must be in substantially the same form as the existing Aircraft Schedule (subject to such changes); and
(ii)    shall (in the absence of manifest error) for all purposes of this Agreement and the other Purchase Documents become the Aircraft Schedule with effect from the time of its delivery by Airbus.
(b)    If there is any change that is expressly agreed between the Parties in relation to the aircraft subject to the arrangements contemplated by this Agreement and the other Purchase Documents (including without limitation the aircraft rank number, the aircraft type, the addition of aircraft and the removal of aircraft), Airbus shall promptly deliver to the other Parties a schedule to replace the existing Aircraft Schedule so as to reflect such changes, which replacement schedule:
(i)    must be in substantially the same form as the existing Aircraft Schedule (subject to such changes); and
(ii)    shall (once it is agreed between the Parties) be executed by the Parties and shall for all purposes of this Agreement and the other Purchase Documents become the Aircraft Schedule with effect from the time of its execution by the Parties.
6    Loan Agreement
6.1    Material Loan Events
(a)    The Financier undertakes [***]
(b)    The Financier is not obliged to deliver a notice pursuant to Clause 6.1(a) in relation to any Material Loan Event (other than a Loan Acceleration Event) if it is not continuing at the end of the [***] period referred to in Clause 6.1(a).
(c)    If, following the delivery by the Financier of a Material Loan Event Notice and before the Decision Date, any applicable Material Loan Event ceases

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to exist (including as a result of having been cured), then the Step-In Event arising as a result of such Material Loan Event shall cease to exist and the Financier shall cease to be required to deliver a Decision Notice in relation to such Material Loan Event.
6.2    Restricted loan amendments
Each Relevant Party undertakes in favour of Airbus that it shall not, without the prior written consent of Airbus:
(a)    [***]
(b)    [***]
6.3    Prohibited Share Interests / Security Enforcement
(a)    The Financier undertakes in favour of Airbus that no Financier Entity and no Finance Party shall at any time take the benefit of any Prohibited Share Interest.
(b)    Without prejudice to Airbus’ entitlement to exercise any rights and/or remedies pursuant to the terms of this Agreement or at law with respect to a breach by the Financier of any related covenant of the Financier pursuant to this Agreement, each Relevant Party agrees that if:
(i)    any Financier Entity or any Finance Party takes the benefit of any Prohibited Share Interest; or
(ii)    the Financier or any other Finance Party takes any enforcement action in relation to:
(i)     the Share Charge or the Declaration of Trust without (x) all Financier Enforcement Action having been taken (as contemplated by Clause 7.1) and (y) having delivered a Decision Notice in accordance with the provisions of Clause 7.3 that designates all Relevant Aircraft as Step-In Aircraft; or
(ii)    the Mortgage (as it relates to a Relevant Aircraft) without (x) all Financier Enforcement Action having been taken (as contemplated by Clause 7.1) and (y) having delivered a Decision Notice in accordance with the provisions of Clause 7.3 that designates such Relevant Aircraft as a Step-In Aircraft, the applicable circumstances shall constitute a Financier Termination Event.
7    Decision Notice
7.1    Prior Financier Enforcement Action
(a)    The Financier undertakes in favour of Airbus that, before delivering a Decision Notice that designates a Relevant Aircraft as a Step-In Aircraft, it

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will take (or will ensure that any other applicable person takes) all Financier Enforcement Action, subject to the provisions of paragraph (b) below.
(b)    Paragraph (a) shall not apply in relation to any particular Financier Enforcement Action if:
(i)    the applicable Financier Enforcement Action has already been taken subject to and in accordance with the terms of the applicable transaction documents;
(ii)    there is no entitlement to take the applicable Financier Enforcement Action; and/or
(iii)    any provision of the applicable transaction documents, or the operation of any applicable law, restricts or prohibits the taking of the applicable Financier Enforcement Action.
7.2    No rights until delivery of Decision Notice / No obligations or liabilities until RPA Effective Date
(a)    The Financier shall not be entitled to exercise or otherwise deal with any of the rights and obligations under any Purchase Document in relation to any Relevant Aircraft until such time as a Decision Notice has been received by Airbus in accordance with the terms of this Agreement.
(b)    The Financier shall not have any obligations or liabilities under the Replacement Purchase Agreement with respect to any Aircraft until the RPA Effective Date with respect to such Aircraft (as a Relevant Aircraft) has occurred.
7.3    Delivery of Decision Notice
(a)    Following the occurrence of a Step-In Event, the Financier must, at or before 18:00 (CET) on the Decision Date, deliver a Decision Notice to Airbus (copied to the Buyer, the Original Buyer and the Guarantor) with respect to all of the Relevant Aircraft provided that (i) the applicable Material Loan Event or the applicable Airbus Termination Event (as applicable) is continuing and (ii) no Financier Termination Notice has been delivered.
(b)    Only one Decision Notice can be delivered and it must cover all of the Relevant Aircraft.
(c)    Any Decision Notice must:
(i)    designate each Relevant Aircraft as a “Step-In Aircraft” or an “Exit Aircraft” (and, if the Decision Notice fails to make any such designation in relation to a Relevant Aircraft, such Relevant Aircraft will be deemed to be an “Exit Aircraft”); and
(ii)    identify the applicable Step-In Event(s).
7.4    [***]

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[***].
7.5    Step-In Aircraft
Each of the Parties agrees, in relation to each Step-In Aircraft, that with effect from the applicable Step-In (subject to the provisions of Clause 8):
(a)    such Step-In Aircraft shall cease to be a Relevant Aircraft;
(b)    the rights and obligations of Airbus and the Buyer under the Assigned Purchase Agreement with respect to such Step-In Aircraft shall terminate;
(c)    such Step-In Aircraft shall cease to be subject to this Agreement and the Assigned Purchase Agreement;
(d)    neither Airbus nor the Original Buyer shall have any rights or obligations under the Purchase Agreement with respect to such Step-In Aircraft;
(e)    such Step-In Aircraft shall become subject to the Replacement Purchase Agreement;
(f)    Airbus’ obligations and liabilities with respect to such Step-In Aircraft shall be owed solely to the Financier under the Replacement Purchase Agreement;
(g)    in relation to all Pre-Delivery Payments for such Step-In Aircraft held by Airbus at the time of the applicable Step-In:
(i)    that all such Pre-Delivery Payments shall be applied in accordance with the terms of the Replacement Purchase Agreement (as if such Pre-Delivery Payments were pre-delivery payments made under, and in accordance with the terms of, the Replacement Purchase Agreement);
(ii)    none of the Buyer, the Original Buyer and the Guarantor shall have any entitlement to and shall not claim against Airbus or the Financier any right to apply or to require Airbus or the Financier to reimburse to the Buyer, the Original Buyer or the Guarantor any amount on account of any such Pre-Delivery Payment; and
(iii)    that each of the Buyer, the Original Buyer and the Guarantor unconditionally and irrevocably authorises and instructs Airbus to apply all such Pre-Delivery Payments in accordance with the terms of the Replacement Purchase Agreement; and
(h)    the occurrence of such Step-In shall not affect, and shall be without prejudice to, each of the Original Buyer’s and Airbus’ rights and obligations under the Purchase Agreement to the extent not relating to such Step-In Aircraft.
7.6    Airbus Option
The provisions of this Clause 6.3(b)(ii) are subject to the provisions of Clause 8.

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7.7    Exit Aircraft
Exit Aircraft will be Terminated Aircraft and subject to the provisions of Clause 8.7.
7.8    Airbus Financier Guarantee
If, during the period that starts on (and includes) the date on which there occurs any Step-In Event and ends on (and includes) the date that falls [***] prior to the RPA Effective Date (if any), (x) a Financier Shareholder Event has occurred and is continuing and (y) the Financier does not have the Required Minimum Net Worth, the Financier undertakes in favour of Airbus that it will, if so required by Airbus:
(a)    procure that the Financier Guarantor executes in favour of Airbus a guarantee in relation to all of the Financier’s obligations under and in relation to this Agreement and the Replacement Purchase Agreement; and
(b)    execute and deliver (or procure the execution and delivery of) such other documents as may be required by Airbus (acting reasonably) in relation to the Replacement Purchase Agreement, the Financier Guarantor and/or the Airbus Financier Guarantee, including without limitation:
(i)    any amendment to the Replacement Purchase Agreement so as to implement any necessary resulting amendments;
(ii)    such documents (and other information) as may be required in relation to the Financier Guarantor in the context of any KYC Procedures;
(iii)    appropriate supporting corporate documents in relation to the Financier Guarantor’s corporate (or equivalent) status and its due authorisation and execution of the Airbus Financier Guarantee; and
(iv)    appropriate supporting legal opinions in relation to the Airbus Financier Guarantee and the Financier Guarantor,
(each of which documents must be in form and substance satisfactory to Airbus, acting reasonably) in each case within [***] of the RPA Effective Date (if any) and at [***].
8    Airbus Option
8.1    Grant
Notwithstanding the provisions of Clause 6.3(b)(ii), the Financier hereby grants in favour of Airbus the option to be released from Airbus’ obligations under this Agreement in relation to any or all of the Relevant Aircraft upon and subject to the terms of this Clause 8.
8.2    Terms
The Option:
(a)    if exercised, (i) must be exercised during the Option Period and (ii) shall be irrevocable; and

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(b)    if not exercised in relation to a Relevant Aircraft by the end of the Option Period, shall automatically expire at the end of the Option Period.
8.3    Exercise
In order to exercise the Option, Airbus must deliver a written notice to the Financier (copied to the Buyer, the Original Buyer and the Guarantor) during the Option Period, which written notice:
(a)    can be delivered on one occasion only;
(b)    must designate one or more of the Relevant Aircraft as “Option Aircraft”; and
(c)    must, in relation to each Option Aircraft, state whether Clause 8.5(c), (e) or (f) is to apply in relation to such Option Aircraft (different selections being possible as between the applicable Option Aircraft).
8.4    Payment
(a)    If Airbus delivers an Option Notice, it must pay to the Financier the Option Price for the applicable Option Aircraft no later than [***] after the date of such Option Notice provided that (i) the Financier has provided Airbus with details of the bank account into which such payment should be made and (ii) such bank account has been approved by Airbus (acting reasonably and in good faith) for the purposes of making such payment, it being confirmed that the following bank account is currently approved by Airbus for such purposes:

Bank Name and Address:	Citibank, N.A. PG & E Plaza 245 Market Street San Francisco CA 94105
BIC:	###
Fed ABA routing code:	###
Beneficiary:	###
Account Number:	###
(b)    Any payment by Airbus of the Option Price to the Financier shall be made without any deduction for or on account of taxes unless such a deduction is required under any applicable law in which case Airbus shall pay the tax to the relevant authority in accordance with applicable law and pay to the Financier an additional amount so that the Financier receives a net amount that is equal to the amount that it would have received if the deduction had not been made.
8.5    Effect of exercise

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Each of the Parties agrees, in relation to each Option Aircraft, that with effect from the time of receipt in full of the applicable Option Price by the Financier from Airbus:
(a)    such Option Aircraft shall cease to be a Relevant Aircraft;
(b)    the rights and obligations of Airbus and the Financier under this Agreement with respect to such Option Aircraft shall terminate; and the Replacement Purchase Agreement shall cease to be effective in relation to such Option Aircraft (as contemplated by clause 2.2(b) of the Replacement Purchase Agreement);
(c)    the Financier hereby irrevocably and unconditionally:
(i)    [***]
(ii)    [***]
(d)    if the Option Notice states that this Clause 8.5(d) is to apply in relation to such Option Aircraft:
(i)    a Re-Assignment Event will occur pursuant to and in accordance with the provisions of the Re-Assignment Agreement;
(ii)    the Pre-Delivery Payments received by Airbus in relation to such Option Aircraft shall be reduced by an amount equal to the applicable Option Price for such Option Aircraft; and
(iii)    an amount equal to the applicable Option Price shall immediately become due and payable by the Original Buyer under the Purchase Agreement as pre-delivery payments in relation to such Option Aircraft;
(e)    if the Option Notice states that this Clause 8.5(e) is to apply in relation to such Option Aircraft:
(i)    such Option Aircraft shall continue to be subject to the Assigned Purchase Agreement;
(ii)    the Pre-Delivery Payments received by Airbus in relation to such Option Aircraft shall be reduced by an amount equal to the applicable Option Price for such Option Aircraft; and
(iii)    an amount equal to the applicable Option Price shall immediately become due and payable by the Buyer under the Assigned Purchase Agreement as pre-delivery payments in relation to such Option Aircraft; and
(f)    if the Option Notice states that this Clause 8.5(f) is to apply in relation to such Option Aircraft:
(i)    the rights and obligations of Airbus and the Buyer under the Assigned Purchase Agreement with respect to such Option Aircraft shall terminate;

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(ii)    such Option Aircraft shall cease to be subject to this Agreement and the Assigned Purchase Agreement (but shall not become subject to the Purchase Agreement); and
(iii)    neither Airbus nor the Original Buyer shall have any rights or obligations under the Purchase Agreement or this Agreement with respect to such Option Aircraft.
8.6    Consent of Guarantor, Original Buyer and Buyer
Each of the Guarantor, the Original Buyer and the Buyer consents to the granting of the Option in relation to each Relevant Aircraft and the arrangements contemplated by this Clause 8.
8.7    [***]
[***].
9    Terminated Aircraft
9.1    Financier Termination Notice
Upon the occurrence of any Financier Termination Event that is continuing, Airbus shall be entitled to terminate this Agreement with respect to any or all of the Relevant Aircraft (except for any Relevant Aircraft that has already been designated as a Step-In Aircraft pursuant to a Decision Notice, unless the applicable Financier Termination Event is under paragraph (f) of the definition thereof) or, in the case of any Financier Termination Event under paragraph (f) of the definition thereof, any or all of the Step-In Aircraft by written notice to the Financier (copied to the Buyer, the Original Buyer and the Guarantor).
9.2    Categories of Terminated Aircraft
The Parties agree that:
(a)    any Relevant Aircraft (or, in the case of any Financier Termination Event under paragraph (f) of the definition thereof, any Step-In Aircraft) that is designated by Airbus in any Financier Termination Notice will become a Terminated Aircraft with effect from the time of delivery of the applicable Financier Termination Notice;
(b)    any Relevant Aircraft that is designated as an “Exit Aircraft” in a Decision Notice (or that is deemed to be an “Exit Aircraft” pursuant to Clause 7.3(c)(i)) will become a Terminated Aircraft with effect from the time of delivery of the Decision Notice;
(c)    any Relevant Aircraft in relation to which a Loan Prepayment Event occurs will become a Terminated Aircraft with effect from the time of occurrence of the applicable Loan Prepayment Event;
(d)    any Relevant Aircraft will become a Terminated Aircraft with effect from the scintilla temporis prior to Delivery of such Relevant Aircraft provided that:

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(i)    the Financier has received all amounts then due and payable by the Buyer to the Financier in relation to the Loan for such Relevant Aircraft pursuant to the Loan Agreement (other than the outstanding amount of principal and interest in relation to the Loan for such Relevant Aircraft; the Repayment Amount); and
(ii)    there is (in the opinion of the Financier, acting in its sole discretion) no evidence that the Repayment Amount will not be paid immediately prior to Delivery of such Relevant Aircraft (including as a result of any applicable netting arrangements); and
(e)    each Non-Financed Aircraft will become a Terminated Aircraft with effect from:
(i)    the time of delivery of any Financier Termination Notice (unless Airbus otherwise agrees in writing);
(ii)    the time of delivery of any Decision Notice (unless Airbus otherwise agrees in writing); or
(iii)    the scintilla temporis prior to Delivery of such Non-Financed Aircraft.
9.3    Termination
The Parties agree, in relation to each Terminated Aircraft, that with effect from the applicable termination time (as stated in Clause 9.2):
(a)    such Terminated Aircraft (if it is a Relevant Aircraft) shall cease to be a Relevant Aircraft;
(b)    the rights and obligations of Airbus and the Financier under this Agreement with respect to such Terminated Aircraft shall terminate; and the Replacement Purchase Agreement shall cease to be effective in relation to such Terminated Aircraft (if it is a Relevant Aircraft), as contemplated by clause 2.2(b) of the Replacement Purchase Agreement;
(c)    the Financier hereby irrevocably and unconditionally:
(i)    with effect from the applicable termination time, discharges, releases and reassigns to the Buyer (without representation or warranty, except to the extent of any Lien created by or through any Finance Party) all of its right, title and interest in and to all of the assets and rights mortgaged, charged, assigned or otherwise encumbered pursuant to the Mortgage (to the extent relating to the applicable Terminated Aircraft); and
(ii)    undertakes in favour of Airbus that it will execute and deliver to Airbus, the Buyer and the Original Buyer a Letter of Release in relation to such Terminated Aircraft (which must be executed and delivered at or before the applicable termination time (as stated in Clause 9.2)); and

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(d)    a Re-Assignment Event will occur pursuant to and in accordance with the terms of the Re-Assignment Agreement, subject to the provisions of Clause 9.4.
9.4    Variation of Clause 9.3(d)
The Parties agree:
(a)    in relation to any Terminated Aircraft pursuant to Clause 9.2(a), Clause 9.2(c) or Clause 9.2(e)(i), that if Airbus delivers a written notice to the other Parties before [***] on the date that falls [***] after the termination time for that Terminated Aircraft (as stated in Clause 9.2(a), Clause 9.2(c) or Clause 9.2(e)(i), as applicable) which states that an Airbus PA Termination Event or a Customer Insolvency Event has occurred and is continuing at the relevant time and:
(i)    that this Clause 9.4(a)(i) is to apply in relation to such Terminated Aircraft, such Terminated Aircraft shall continue to be subject to the Assigned Purchase Agreement; or
(ii)    that this Clause 9.4(a)(ii) is to apply in relation to such Terminated Aircraft:
(A)    the rights and obligations of Airbus and the Buyer under the Assigned Purchase Agreement with respect to such Terminated Aircraft shall terminate;
(B)    such Terminated Aircraft shall cease to be subject to this Agreement and the Assigned Purchase Agreement (but shall not become subject to the Purchase Agreement); and
(C)    neither Airbus nor the Original Buyer shall have any rights or obligations under the Purchase Agreement or this Agreement with respect to such Terminated Aircraft.
(b)    in relation to any Terminated Aircraft pursuant to Clause 9.2(b) or Clause 9.2(e)(ii), that if Airbus delivers a written notice to the other Parties before [***] on the date that falls [***] after the termination time for that Terminated Aircraft (as stated in Clause 9.2(b) or Clause 9.2(e)(ii)) which states:
(i)    that this Clause 9.4(b)(i) is to apply in relation to such Terminated Aircraft, such Terminated Aircraft shall continue to be subject to the Assigned Purchase Agreement; or
(ii)    that this Clause 9.4(b)(ii) is to apply in relation to such Terminated Aircraft:
(A)    the rights and obligations of Airbus and the Buyer under the Assigned Purchase Agreement with respect to such Terminated Aircraft shall terminate;
(B)    such Terminated Aircraft shall cease to be subject to this Agreement and the Assigned Purchase Agreement (but shall not become subject to the Purchase Agreement); and

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(C)    neither Airbus nor the Original Buyer shall have any rights or obligations under the Purchase Agreement or this Agreement with respect to such Terminated Aircraft.
9.5    Release of Share Charge
The Financier hereby undertakes in favour of Airbus that, if at the relevant time all of the Aircraft have either ceased to be Relevant Aircraft and/or have become Terminated Aircraft, and as a result of the operation of:
(a)    Clause 8.5(e), an Option Aircraft continues to be subject to the Assigned Purchase Agreement; or
(b)    Clause 9.4(a)(i) or Clause 9.4(b)(i), a Terminated Aircraft continues to be subject to the Assigned Purchase Agreement, the Financier shall, [***], in each case promptly (and in any event within [***] release the security constituted by the Share Charge and provide evidence of such release to Airbus, which must be in form and substance satisfactory to Airbus (acting reasonably).
10    BFE
10.1    BFE security release
If Clause 8.5 applies in relation to an Option Aircraft (such that the provisions of Clause 8.5(c) apply in relation to that Option Aircraft) or Clause 9.2 applies in relation to a Terminated Aircraft (such that the provisions of Clause 9.3(c) apply in relation to that Terminated Aircraft), the Financier hereby irrevocably and unconditionally undertakes in favour of Airbus that it will, [***]:
(a)    discharge, release and reassign all of its right, title and interest in and to any BFE Interest relating to that Option Aircraft or that Terminated Aircraft (which discharge, release and reassignment will be included in the applicable Letter of Release to the extent of any BFE Interest granted by the Original Buyer, the Buyer or the Guarantor in favour of the Financier); and
(b)    deliver to Airbus such information and/or written items as Airbus may from time to time request (acting reasonably) in relation to any such discharge, release and reassignment or otherwise so as to enable Airbus to verify that no Finance Party has any right, title or interest in and to any BFE relating to that Option Aircraft or that Terminated Aircraft, which actions must be taken:
(i)    in the case of paragraph (a) above (x) as it relates to an Option Aircraft, at or before the time at which the Financier receives in full the Option Price for the applicable Option Aircraft (and Airbus hereby confirms in favour of the Financier that the Financier will not be required to take the actions referred to in paragraph (a) above unless the Financier has received in full the Option Price for the applicable Option Aircraft) or (y) as it relates to a Terminated

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Aircraft, at or before the applicable termination time (as stated in Clause 9.2); and
(ii)    in the case of paragraph (b) above, promptly following the applicable Airbus request.
10.2    BFE title transfer
(a)    This Clause 10.2 applies in relation to:
(i)    any Option Aircraft that is subject to the provisions of Clause 8.5(f), if Airbus delivers a written notice (including by email) to the Original Buyer and the Buyer before the time at which Airbus pays the Option Price for that Option Aircraft stating that the provisions of this Clause 10.2 are to apply; and
(ii)    any Terminated Aircraft that is subject to the provisions of Clause 9.4(a)(ii) (being a Terminated Aircraft pursuant to Clause 9.2(a)) or Clause 9.4(b)(ii) (being a Terminated Aircraft pursuant to Clause 9.2(b)), if Airbus delivers a written notice (including by email) to the Original Buyer and the Buyer before [***] on the date that falls [***] after the termination time for that Terminated Aircraft (as stated in Clause 9.2(a) or Clause 9.2(b), as applicable) stating that the provisions of this Clause 10.2 are to apply.
(b)    If this Clause 10.2 applies in relation to an Option Aircraft or a Terminated Aircraft (as contemplated by paragraph (a) above):
(i)    Transfer Time means:
(A)    in relation to an Option Aircraft, the time immediately following the discharge, release and reassignment in relation to that Option Aircraft pursuant to Clause 10.1(a); and
(B)    in relation to a Terminated Aircraft, the time at which Airbus delivers a written notice for that Terminated Aircraft pursuant to paragraph (a)(ii) above; and
(ii)    with effect from the Transfer Time for that Option Aircraft or that Terminated Aircraft, each of the Original Buyer and the Buyer hereby (automatically and without further act) transfers to Airbus with full title guarantee all of its right, title and interest in and to any and all BFE for that Option Aircraft or that Terminated Aircraft (and not, for the avoidance of doubt, only its right, title and interest in and to any BFE that is subject to the provisions of Clause 10.1(a)).
(c)    Airbus hereby agrees in favour of the Original Buyer and the Financier, in relation to any BFE that is transferred to Airbus pursuant to paragraph (b) above, that it will pay to the Original Buyer or the Financier (as designated in writing by the Original Buyer and the Financier to Airbus) either:
(i)    an amount equal to the net price for that BFE paid by the Original Buyer (or any other Customer Entity) to the applicable supplier

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provided that Airbus is satisfied (acting reasonably and in good faith) that the applicable amount has been paid in full by the Original Buyer (or any other Customer Entity); or
(ii)    if Airbus is not satisfied (acting reasonably and in good faith) pursuant to paragraph (i) above in relation to any BFE, the amount determined by Airbus (acting reasonably and in good faith) to be the net price for that BFE that would be payable to the applicable supplier, in each case promptly following the applicable Transfer Time pursuant to paragraph (b) above, subject to the provisions of Clause 10.3.
10.3    Further assurance and co-operation
(a)    Without limiting the effectiveness of the automatic title transfer to any BFE pursuant to Clause 10.2(b), each of the Original Buyer and the Buyer hereby undertakes in favour of Airbus that it will:
(i)    if so requested by Airbus, execute a bill of sale (or other title transfer document) in favour of Airbus in relation to any applicable BFE, which must be in form and substance acceptable to Airbus (acting reasonably); and/or
(ii)    take such other actions as Airbus may from time to time request (acting reasonably) so as to ensure that full legal and beneficial title to any applicable BFE is vested in Airbus.
(b)    If a bill of sale (or other title transfer document) and/or any other action is requested by Airbus in relation to any BFE pursuant to paragraph (a) above, the receipt by Airbus of an executed, dated and released bill of sale (or other title transfer document) in relation to that BFE and/or the taking of the applicable other action in relation to that BFE shall, in each case, be a condition to the obligation of Airbus to make the payment referred to in Clause 10.2(c) in relation to that BFE.
(c)    The Original Buyer hereby undertakes in favour of Airbus that it will deliver to Airbus such information and/or written items as Airbus may from time to time request (acting reasonably) in relation to any BFE that is the subject of this Clause 10.
(d)    Except as otherwise set forth in this Clause 10, any and all costs and expenses incurred by a Party in connection with the arrangements contemplated by this Clause 10 shall be for its own account.
(e)    Each Party hereby agrees to co-operate in good faith with each other Party in connection with the arrangements contemplated by this Clause 10.

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11    Indemnities
11.1    Guarantor
The Guarantor hereby indemnifies and undertakes to indemnify, within [***] of first written demand by Airbus, each Airbus Indemnitee against any and all Losses suffered or incurred by such Airbus Indemnitee as a result of:
(a)    the entry into, and performance of, any Relevant Document; and
(b)    any action or inaction of any Relevant Party in connection with any Relevant Document, unless and except to the extent that any such Loss arises solely as a result of the gross negligence or wilful misconduct of such Airbus Indemnitee.
11.2    Financier
The Financier hereby indemnifies and undertakes to indemnify, within [***] of first written demand by Airbus, each Airbus Indemnitee against any and all Losses suffered or incurred by such Airbus Indemnitee as a result of any exercise (or purported exercise) by the Financier of its rights or remedies under any Relevant Document [***].
11.3    Reimbursement
If, following any application of Pre-Delivery Payments for a Step-In Aircraft in accordance with the provisions of Clause  7.4(g), [***] (the amount to be reimbursed being the PDP Reimbursement Amount), the Financier, the Guarantor, the Original Buyer and the Buyer hereby jointly and severally undertake in favour of Airbus to reimburse to Airbus an amount equal to the PDP Reimbursement Amount upon the first written demand of Airbus.
11.4    Supporting statement
Any indemnity claim pursuant to Clause 11.1 or Clause 11.2 shall be accompanied by a written statement from Airbus certifying the amount of the required indemnity payment and including any available information with respect to the basis on which such indemnity payment was calculated, which written statement shall be conclusive in the absence of manifest error.
11.5    Continuing obligations
The obligations pursuant to Clauses 11.1, 11.2 and 11.3 are continuing obligations and shall remain in full force and effect notwithstanding the occurrence of any Delivery Date.
12    Conflicting Provisions etc.
12.1    Mortgage
Airbus acknowledges receipt of a copy of the Mortgage and consents to the granting of the Lien with respect to the Assigned Purchase Agreement pursuant to the Mortgage.

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12.2    General
Each Party agrees that:
(a)    in the event of any conflict or inconsistency between the provisions of any Loan Document and the provisions of any Purchase Document, the provisions of the applicable Purchase Document shall prevail with respect to Airbus and the Relevant Aircraft;
(b)    nothing contained in any Relevant Document shall subject Airbus to any duplicate obligation or liability with respect to any Relevant Aircraft;
(c)    nothing contained in any Purchase Document shall limit, restrict or otherwise adversely affect the rights and remedies of any Finance Party against the Buyer, the Original Buyer or the Guarantor under or in relation to the Loan Documents or the Financier Collateral;
(d)    nothing contained in any Loan Document or the Financier Collateral shall limit, restrict or otherwise adversely affect the rights and remedies of Airbus against the Buyer, the Original Buyer or the Guarantor under or in relation to the Purchase Documents;
(e)    the Financier shall have no obligation or liability under or in relation to the Assigned Purchase Agreement; and
(f)    the Mortgage shall not constitute a novation of the Assigned Purchase Agreement.
13    Assignments and Transfers
13.1    Benefit
This Agreement shall be binding upon and enure to the benefit of each Party and its successors, permitted assigns and permitted transferees.
13.2    Consent required
No Party shall be entitled to assign or otherwise deal with any or all of its rights and/or transfer any or all of its rights and/or obligations under this Agreement without the prior written consent of the other Parties.
14    Notices
14.1    General
Unless otherwise expressly provided in this Agreement, all notices, requests, demands or other written communications in relation to this Agreement (for the purposes of this Clause 14, Written Notices) shall, in order to be effective, be in English and in writing and shall be delivered by letter or by electronic mail.
14.2    Effectiveness
All Written Notices shall:

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(a)    in order to be effectively delivered to a Party, be:
(i)    left at the postal address of that Party set out in Clause 14.3;
(ii)    sent with an internationally recognised courier service in an envelope addressed to that Party at its postal address set out in Clause 14.3; or
(iii)    sent by electronic mail to the e-mail address of that Party set out in Clause 14.3; and
(b)    be effective and deemed to have been delivered to a Party:
(i)    in the case of a letter (x) if delivered in the manner referred to in Clause 14.2(a)(i), when left at the postal address of that Party or (y) if delivered in the manner referred to in Clause 14.2(a)(ii), when delivered by the relevant courier service to the postal address of that Party (as evidenced by the records of the relevant courier service); or
(ii)    in the case of an electronic mail (including any attachments), when received in readable form by that Party (provided that if the time of receipt of an electronic mail is not within normal business hours on a business day in the country of the recipient, such electronic mail shall be deemed to have been delivered at the opening of business on the next succeeding business day in such country).
14.3    Addresses
The addresses of the Parties for the purposes of this Clause 14 are as follows:
(a)    the Guarantor:
Frontier Group Holdings, Inc.
4545 Airport Way
Denver
Colorado 80239
U.S.A.

Attention:    EVP Legal and Corporate Affairs
Email:    ###

(b)    the Original Buyer:
Frontier Airlines, Inc.
4545 Airport Way
Denver
Colorado 80239
U.S.A.

Attention:    EVP Legal and Corporate Affairs
Email:    ###

with a copy to the Guarantor at its address above;

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(c)    the Buyer:
Vertical Horizons JSA Limited
c/o Walkers Fiduciary Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9008
Cayman Islands

Attention:    The Directors
Email:    ###

with a copy to the Guarantor at its address above;

(d)    the Financier:
JSA International U.S. Holdings, LLC
909 Montgomery Street, Suite 500
San Francisco
California, 94133
U.S.A

Attention:    General Counsel
Email:    ###; and

(e)    Airbus:
Airbus S.A.S.
2 rond-point Emile Dewoitine
31700 Blagnac
France

Attention:    EVP Commercial Transactions / ###
Email:    ###,

or, in each case, such other address as one Party may from time to time designate to the other Parties upon not less than [***] notice.
14.4    Reliance
Each Party shall be entitled to rely on the information contained in any Written Notice delivered pursuant to this Agreement and shall not have to further enquire as to the accuracy of the information contained in any such Written Notice.
15    Confidential Information
15.1    Confidentiality
Each Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 15.2, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

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15.2    Disclosure of Confidential Information
Subject to the provisions of Clause 15.3, each Party may disclose:
(a)    any Confidential Information to any other Party;
(b)    to any of its Affiliates, the Corporate Administrator or the Buyer Shareholder and any of its or their officers, directors, employees, attorneys, other professional advisers and auditors such Confidential Information as that Party considers appropriate; and
(c)    to:
(i)    any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(ii)    any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or
(iii)    any other person with the prior written consent of each other Party, in each case such Confidential Information as that Party considers appropriate.
15.3    Restrictions
(a)    Any recipient of Confidential Information pursuant to Clause 15.2(b) or Clause 15.2(c) must either:
(i)    be subject to an ethical or professional duty of confidentiality to the disclosing Party; or
(ii)    before disclosure of the applicable Confidential Information:
(i)    be informed in writing of the confidential nature of the applicable Confidential Information; and
(ii)    either (x) have entered into a non-disclosure agreement in favour of Airbus in relation to the applicable Confidential Information or (y) otherwise have agreed in favour of Airbus to be bound by requirements of confidentiality in relation to the applicable Confidential Information, unless in the case of Clause 15.2(c)(i) or 15.2(c)(ii) it is not possible in the circumstances.
(b)    No Party may disclose any Confidential Information with respect to any Loan Document (other than any Relevant Party as between the other Relevant Parties subject to the confidentiality provisions of the Loan Agreement).

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(c)    The Buyer, the Original Buyer and the Guarantor irrevocably and unconditionally consent to the disclosure by the Financier of such information as the Financier is obliged to provide to Airbus pursuant to the terms of this Agreement.
(d)    The Buyer, the Original Buyer and the Guarantor irrevocably and unconditionally consent to the disclosure by Airbus of such information as Airbus is obliged to provide to the Financier pursuant to the terms of this Agreement provided that nothing shall oblige Airbus to disclose, and Airbus shall not be permitted without the prior written consent of the Guarantor and the Original Buyer to disclose, to the Financier any information relating to the Purchase Agreement to the extent not relating to the Assigned Rights and the Assumed Obligations (as each such term is defined in the Assignment Agreement).
15.4    Notification of disclosure
Each Party agrees (to the extent permitted by applicable law) to inform each other Party:
(a)    of the circumstances of any disclosure of Confidential Information pursuant to Clause 15.2(c)(i) or 15.2(c)(ii) except to the extent that any such disclosure is to any person in the ordinary course of its supervisory or regulatory function; and
(b)    upon becoming aware that Confidential Information has been disclosed in breach of this Clause 15.
15.5    Continuing obligations
The obligations in this Clause 15 are continuing obligations and shall remain in full force and effect until the date that falls on the later of (a) any date of termination of this Agreement and (b) the final Delivery Date.
16    Partial Invalidity
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
17    Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement. No election to affirm this Agreement on the part of any Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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18    Amendments
18.1    Consent of all Parties
Subject to Clause 18.2, any provision of this Agreement may be amended only with the prior written consent of each Party. Any amendment must be documented pursuant to a written agreement executed by each Party.
18.2    Exceptions
Following a Step-In by the Financier in relation to any Step-In Aircraft, the consent of the Buyer, the Original Buyer and the Guarantor will not be required in relation to any amendment to this Agreement to the extent that such amendment relates to such Step-In Aircraft.
19    Further Assurance
Each Party agrees that it will take all such actions and do all such things as may be necessary and which any other Party may from time to time require in writing (acting reasonably) so as to establish, maintain, perfect, preserve and/or protect its right, title and interest under or in relation to this Agreement or to give effect to the arrangements contemplated by this Agreement.
20    Costs and Expenses
The Guarantor shall from time to time, within [***] of first written demand by Airbus, reimburse Airbus for all reasonable costs and expenses (including legal fees (subject to any agreed estimated, capped or fixed fee arrangements) together with VAT and disbursements) incurred by it in relation to the negotiation, preparation and execution of this Agreement and the other Relevant Documents.
21    Third Party Rights
21.1    No third party rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement, subject to the provisions of Clause 21.2.
21.2    Exceptions
Any Airbus Indemnitee shall be entitled to enforce and enjoy the benefit of the terms of Clause 11.1 subject to and in accordance with the provisions thereof provided that no consent of any Airbus Indemnitee is required to rescind or vary this Agreement at any time.
22    Counterparts
This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any Party may execute this Agreement by signing and delivering one or more counterparts. The Parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all Parties. The original documents shall be promptly delivered, if requested. The Parties agree that this

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Agreement, any amendment, supplement or variation with respect to this Agreement or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with E Sign, UETA and any applicable law. Any document accepted, executed or agreed to in conformity therewith will be binding on all Parties to the same extent as if it were physically executed and each Party hereby consents to the use of any secure third party electronic signature capture service with appropriate document access tracking, electronic signature tracking and document retention as may be reasonably chosen by a signatory hereto, including but not limited to DocuSign.

23    Cape Town Convention
Prior to the Delivery of an Aircraft, no Relevant Party shall be entitled to register any interest in relation to such Aircraft or this Agreement with the International Registry.
24    Governing Law and Jurisdiction
24.1    Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.
24.2    Jurisdiction
(a)    Each Party agrees that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).
(b)    Each Party agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly no Party will argue to the contrary.
(c)    To the extent that any Party has (or is entitled to claim) any immunity in relation itself and/or any of its assets (whether in the context of the jurisdiction of the courts of England to settle a Dispute, the recognition by the courts of England of a foreign judgment or an arbitral award or any order for relief), such Party hereby unconditionally and irrevocably waives or (if a waiver is not permitted by applicable law) agrees that it will not claim any such immunity.
24.3    Service of Process
(a)    Without prejudice to any other mode of service allowed under any relevant law, each Party irrevocably appoints as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement:
(i)    in the case of the Guarantor and Original Buyer: Walkers (London), at its registered office in England from time to time, currently at The Scalpel, 11th Floor, 52 Lime Street, London EC3M 7AF, England;

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(ii)    in the case of the Buyer: Walkers (London), at its registered office in England from time to time, currently at The Scalpel, 11th Floor, 52 Lime Street, London EC3M 7AF, England;
(iii)    in the case of the Financier: JSA International Aircraft UK Limited, at its registered office in England from time to time, currently at 21 Holborn Viaduct, London EC1A 2DY, England; and
(iv)    in the case of Airbus: Airbus Operations Limited, at its registered office in England from time to time, currently at Pegasus House, Aerospace Avenue, Filton, Bristol, BS34 7PA (attention: Legal Department), or, in each case, such other person and such other address as a Party may from time to time designate to the other Parties on not less than [***] prior written notice.
(b)    Each Party agrees that failure by a process agent to notify the relevant Party of the process will not invalidate the proceedings concerned.
25    Recourse
25.1    Limitation of recourse
Subject to the provisions of this Clause 25, but notwithstanding any provision of this Agreement or any other Purchase Document to the contrary, each of Airbus, the Guarantor and the Original Buyer agrees with the Buyer that the obligations of the Buyer under this Agreement and each other Purchase Document are limited recourse obligations of the Buyer and that the rights of Airbus, the Guarantor and the Original Buyer (in each case whether by legal proceedings or otherwise) to enforce the obligations of the Buyer under this Agreement and each other Purchase Document shall be limited to:
(a)    the recovery from the Buyer of all sums that are paid to, actually received by or recovered by the Buyer (or any person claiming through or on behalf of the Buyer) pursuant to any provision of any Purchase Document or otherwise; and
(b)    the assets of the Buyer (excluding the Excepted Property).
25.2    Continuing obligations
Notwithstanding the provisions of Clause 25.1, the Buyer undertakes and agrees with each of Airbus, the Guarantor and the Original Buyer that:
(a)    each of its obligations under this Agreement and each other Purchase Document (i) is a continuing obligation, (ii) shall not be extinguished by reason of any inability of Airbus, the Guarantor or the Original Buyer (or, in each case, any other person) to enforce any such obligation as a result of the limitation on recourse contained in Clause 25.1 or by performance in part of any such obligation and (iii) is due to be performed on the date on which it is expressed by the terms of this Agreement or the other Purchase Document (as applicable) to become due to be performed; and

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(b)    the provisions of Clause 25.1 shall not derogate from or otherwise limit the right of recovery, realisation or application by Airbus under or in relation to this Agreement and each other Purchase Document.
25.3    Personal liability
Notwithstanding the provisions of Clause 25.1, the Buyer shall be fully and personally liable (excluding in respect of the Excepted Property) for any loss sustained or incurred by Airbus, the Guarantor or the Original Buyer as a result of:
(a)    the fraud, gross negligence or wilful misconduct of the Buyer (including its shareholders, directors, officers and employees);
(b)    any representation or warranty as to matters of fact only made by the Buyer under or in relation to this Agreement or any other Relevant Document being untrue or incorrect in any material respect when made (in each case only with respect to the facts and circumstances then existing) other than as a result of:
(i)    a change in applicable law or any representation being untrue or incorrect to the extent that such untruth or incorrectness arises as a result of laws or regulations outside of the Cayman Islands; or
(ii)    any representation or warranty made or given by another party under any other Relevant Document being incorrect, untrue, in accurate or misleading in any material respect on the date made or given or any representation being untrue or incorrect to the extent that such untruth or incorrectness arises as a result of a failure by any other Party (other than the Buyer) to a Relevant Document to comply with its obligations thereunder; or
(c)    any breach of the undertakings of the Buyer set out in Schedule 2 (Buyer SPC Covenants) unless caused by any act or default of any Party (other than the Buyer).
25.4    Non-petitioning
Each of Airbus, the Guarantor and the Original Buyer agrees in favour of the Buyer that it will not start (and will procure that none of its Affiliates will start) any winding-up proceedings against the Buyer or take any other action or proceedings for the winding-up, dissolution, administration or examinership of the Buyer provided that neither Airbus nor (except in the case of paragraph (a) below) the Guarantor or the Original Buyer shall as a result be prevented from:
(a)    starting any such proceedings or taking any such action or proceeding, if a failure to do so would result in Airbus losing any right of action against the Buyer;
(b)    making any claim or participating in relation to any such action or proceeding that is started by any person other than Airbus, the Guarantor or the Original Buyer (as the case may be);
(c)    taking any proceedings to obtain any judgement or order in relation to the rights and/or remedies of Airbus, the Guarantor or the Original Buyer (as

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the case may be), or the obligations and/or liabilities of the Buyer, in each case under or in relation to this Agreement and/or any other Purchase Document;
(d)    exercising any of its rights and/or remedies against the Buyer, or enforcing any of the obligations of the Buyer, in each case under or in relation to this Agreement and/or any other Purchase Document; or
(e)    doing any thing or taking any action that is necessary (in the opinion of Airbus) in the context of the Airbus Buyer Guarantee (including without limitation so as to ensure that Airbus is able to claim and/or recover any amounts that may from time to time be or become payable by the Guarantor pursuant to the Airbus Buyer Guarantee).
25.5    Shareholders and directors
Notwithstanding any other provision of this Agreement, each of Airbus, the Guarantor and the Original Buyer acknowledges and agrees that the obligations of the Buyer under this Agreement and each other Purchase Document are its corporate obligations and that it will not seek before any court or governmental agency to have any shareholder, director, officer or employees of the Buyer from time to time held liable for any actions or inactions of the Buyer or any obligation of the Buyer under this Agreement and/or any other Purchase Document, in each case except to the extent that any such action or inaction arises as a result of the fraud, gross negligence or wilful misconduct of such person.
25.6    Continuing effect
The provisions of this Clause 25 shall remain in full force and effect notwithstanding the termination of this Agreement.
IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as a deed by the duly authorised representatives of the Parties and this Agreement is intended to be and is hereby delivered on the day and year first above written.

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Schedule 1 Representations and Warranties
Part A – All Parties
Each Party makes the representations and warranties set out in this Part A in favour of each other Party on the date of this Agreement and acknowledges that each other Party has entered into this Agreement in reliance on those representations and warranties.
1    Status
It is duly incorporated, organised or otherwise established and validly existing under the laws of:
(a)    in the case of the Guarantor, the State of Delaware, United States of America;
(b)    in the case of the Original Buyer, the State of Colorado, United States of America;
(c)    in the case of the Buyer, the Cayman Islands;
(d)    in the case of the Financier, the State of Delaware, United States of America; and
(e)    in the case of Airbus, France.
2    Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Relevant Documents to which it is a party do not and will not conflict with:
(a)    any law or regulation applicable to it;
(b)    its constitutive documents; or
(c)    any agreement or instrument binding upon it or any of its assets.
3    Power and authority
It has the power to enter into, perform and deliver, and has taken (or will, prior to its execution thereof, take) all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is a party and the transactions contemplated by those Relevant Documents.
4    Authorisations
All Authorisations required to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party have been obtained or effected (or will, when required, be obtained or effected) and are (or will, when required, be) in full force and effect.
5    No immunity
It is subject to civil commercial law with respect to its obligations under the Relevant Documents to which it is a party and neither it nor any of its assets is entitled to any right of immunity and the entry into and performance of the Relevant Documents to which it is a party by it constitute private and commercial acts.

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Part B – Guarantor, Original Buyer and Buyer

Each of the Guarantor, the Original Buyer and (except in the case of paragraph 6) the Buyer makes the representations and warranties set out in this Part B in favour of Airbus and the Financier on the date of this Agreement and acknowledges that each of Airbus and the Financier has entered into this Agreement in reliance on those representations and warranties.
1    No Liens over Purchase Documents
Other than pursuant to the Mortgage, the Buyer has not:
(a)    sold, transferred, assigned or otherwise disposed of any of its right, title or interest in and to the Assigned Purchase Agreement or any other Purchase Document to which it is a party; or
(b)    created, incurred, assumed or permitted or caused to exist any Lien over any of its right, title or interest in and to the Assigned Purchase Agreement or any other Purchase Document to which it is a party.
2    Ownership of Buyer
(a)    Subject to the provisions of the Share Charge and the Declaration of Trust, the Buyer Shareholder is the direct legal owner of the entire issued share capital of the Buyer, free and clear of all Liens (other than the Liens constituted by the Share Charge and the Declaration of Trust).
(b)    The Declaration of Trust provides for general charitable purposes and is not granted (directly or indirectly) in favour of the Buyer, the Original Buyer or the Guarantor.
3    Loan Agreement
The extracts of the Loan Agreement set out in Schedule 6 (Loan Agreement Extracts) are true and accurate in all respects.
4    No other business
The Buyer has not, prior to the date of this Agreement, engaged in any business other than the business permitted or contemplated by the Relevant Documents, the transactions contemplated thereby and matters reasonably incidental thereto (including but not limited to matters relating to its corporate administration and its legal, accounting and tax affairs).
5    No other liabilities
The Buyer has not, prior to the date of this Agreement, entered into any contract or agreement with any person or has otherwise created or incurred any liability to any person, other than as permitted or contemplated by the Relevant Documents, the transactions contemplated thereby and matters reasonably incidental thereto (including but not limited to matters relating to its corporate administration and its legal, accounting and tax affairs).

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6    Ownership of the Original Buyer
The Guarantor is the direct legal and beneficial owner of the entire issued share capital of the Original Buyer.
7    Assigned Purchase Agreement
The Assigned Purchase Agreement is in full force and effect and is enforceable against the Buyer in accordance with its terms subject to general principles of equity and any applicable law from time to time in effect relating to bankruptcy or liquidation or any other applicable law affecting generally the enforcement of creditors' rights.
8    No Breach
It is not in breach of any provision of any Purchase Documents to which it is a party.
9    Aircraft Schedule
All of the information set out in Part B of the Aircraft Schedule is accurate.

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Part C – Financier
The Financier makes the representations and warranties set out in this Part C in favour of Airbus on the date of this Agreement and acknowledges that Airbus has entered into this Agreement in reliance on those representations and warranties.
1    [***]
2    [***]
3    [***]

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Schedule 2 Buyer SPC Covenants
1    Restricted Business
The Buyer hereby undertakes in favour of Airbus that:
(a)    its business will at all times be limited to the business permitted or contemplated by the Relevant Documents and that it will not engage in any other business except for matters reasonably incidental thereto (including but not limited to matters relating to its corporate administration and its accounting, legal and tax affairs); and
(b)    it will not enter into any contract or agreement with any person and will not otherwise create or incur any liability to any person, other than as permitted or contemplated by the Relevant Documents, the transactions contemplated thereby and matters reasonably incidental thereto (including but not limited to matters relating to its corporate administration and its accounting, legal and tax affairs).
2    Negative Pledge
The Buyer hereby undertakes in favour of Airbus that (other than pursuant to the Mortgage) it will not:
(a)    sell, transfer, assign or otherwise dispose of any of its right, title or interest in and to the Assigned Purchase Agreement or any other Purchase Document to which it is a party;
(b)    create, incur, assume or permit or cause to exist any Lien over any of its right, title or interest in and to the Assigned Purchase Agreement or any other Purchase Document to which it is a party; or
(c)    consent to the taking of any such action by any other person.
3    Distributions
The Buyer hereby undertakes in favour of Airbus that it will not make any Distributions, except for:
(a)    payments pursuant to the Relevant Documents; and
(b)    Permitted Payments.
4    Segregated Business
The Buyer hereby undertakes in favour of Airbus that its business will at all times be conducted such that it is a separate and readily identifiable business from, and independent of, each Customer Entity, and that the Buyer will:
(a)    observe all formalities necessary to remain a legal entity separate and distinct from, and independent of, each Customer Entity;
(b)    maintain its assets and liabilities separate and distinct from those of each Customer Entity;

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(c)    not commingle its assets and/or funds with the assets and/or funds of any Customer Entity;
(d)    maintain records, books and accounts (to the extent that it is required to maintain records, books and accounts by applicable law and/or any Relevant Document) separate from those of each Customer Entity;
(e)    pay its obligations in the ordinary course of business as a legal entity separate from each Customer Entity;
(f)    keep its funds separate and distinct from any funds of each Customer Entity, and will receive, deposit, withdraw and disburse such funds separately from any funds of each Customer Entity;
(g)    conduct its business in its own name, and not in the name of any Customer Entity;
(h)    not appoint any director, officer or employee of a Customer Entity as a director, officer or employee of the Buyer;
(i)    not agree to pay, assume, guarantee or become liable for any debt of any Customer Entity, except pursuant to (or as permitted by) any Relevant Document;
(j)    not hold out that it is a division of any Customer Entity, or that any Customer Entity is a division of it;
(k)    save for entering into (or as otherwise permitted by) the Relevant Documents, not induce any third party to rely on the creditworthiness of any Customer Entity in order that such third party will be induced to contract with it;
(l)    not acquire any shares (or other equity interest or securities) in any Customer Entity; and
(m)    observe all material corporate or other procedures required under applicable law and under its constitutive documents, and each of the Buyer, the Original Buyer and the Guarantor hereby undertakes in favour of Airbus that it will not take any action or do anything that would result in a breach of any of such covenants.

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Schedule 3 Aircraft Schedule
Part A – Aircraft and Scheduled Delivery Periods

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Part B – Pre-Delivery Payments

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Schedule 4 Form of Decision Notice

To:	Airbus S.A.S. 2 rond-point Emile Dewoitine 31700 Blagnac France Attention: EVP Commercial Transactions / ### Email: ###
cc:	Vertical Horizons JSA Limited c/o Walkers Fiduciary Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands Attention: The Directors Email: ###
Frontier Airlines, Inc. 4545 Airport Way Denver Colorado 80239 U.S.A. Attention: EVP Legal and Corporate Affairs Email: ###
Frontier Group Holdings, Inc. 4545 Airport Way Denver Colorado 80239 U.S.A. Attention: EVP Legal and Corporate Affairs Email: ###

Date:	[●]

Dear Sirs
Step-In Agreement dated 26 September 2024 between Frontier Group Holdings, Inc., Frontier Airlines, Inc., Vertical Horizons JSA Limited, JSA International U.S. Holdings, LLC (the Financier) and Airbus S.A.S. (Airbus) relating to certain Airbus Aircraft (the Agreement)
We refer to the Agreement. Unless otherwise defined in this Decision Notice, all words and expressions defined in the Agreement shall have the meanings given to them in the Agreement when used in this Decision Notice.

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This is the Decision Notice for the purposes of the Agreement.
This Decision Notice is delivered pursuant to clause 7.3 of the Agreement as a result of the occurrence of a Step-In Event arising from [the delivery by Airbus of an Airbus Termination Notice] [the delivery by the Financier of a Material Loan Event Notice] [the occurrence of a “Step-In Event” (or equivalent term) under any Other Step-In Agreement].
Step-In Aircraft
In accordance with clause 7.3 of the Agreement, the Financier hereby irrevocably designates [each of] the following Relevant Aircraft as a Step-In Aircraft:
[●]
and, as a result, irrevocably confirms that the provisions of clause 7.4 of the Agreement apply in relation to the Step-In Aircraft (such that the Step-In Aircraft [is/are] now subject to the Replacement Purchase Agreement, upon and subject to the terms of the Replacement Purchase Agreement), subject to the provisions of clause 8 of the Agreement.
Exit Aircraft
In accordance with clause 7.3 of the Agreement, the Financier hereby irrevocably designates [each of] the following Relevant Aircraft as an Exit Aircraft:
[●]
and, as a result, irrevocably confirms that the provisions of clauses 9.2 and 9.3 of the Agreement apply in relation to the Exit Aircraft (such that the Financier is required to execute and deliver a Letter of Release in relation to the Exit Aircraft).
This Decision Notice is governed by and shall be construed in accordance with English law.

Yours faithfully Financier for and on behalf of
JSA International U.S. Holdings, LLC Name: Title:

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Schedule 5 Form of Letter of Release

To:	Airbus S.A.S. 2 rond-point Emile Dewoitine 31700 Blagnac France Attention: EVP Commercial Transactions / ### Email: ###
Vertical Horizons JSA Limited c/o Walkers Fiduciary Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands Attention: The Directors Email: ###
Frontier Airlines, Inc. 4545 Airport Way Denver Colorado 80239 U.S.A. Attention: EVP Legal and Corporate Affairs Email: ###
Frontier Group Holdings, Inc. 4545 Airport Way Denver Colorado 80239 U.S.A. Attention: EVP Legal and Corporate Affairs Email: ###
Date:	[●]

Dear Sirs
Step-In Agreement dated 26 September 2024 between Frontier Group Holdings, Inc. (the Guarantor), Frontier Airlines, Inc. (the Original Buyer), Vertical Horizons JSA Limited (the Buyer), JSA International U.S. Holdings, LLC (the Financier) and Airbus S.A.S. (Airbus) relating to certain Airbus Aircraft (the Agreement)
We refer to the Agreement. Unless otherwise defined in this Letter of Release, all words and expressions defined in the Agreement shall have the meanings given to them in the Agreement when used in this Letter of Release.
This is a Letter of Release for the purposes of the Agreement and is delivered pursuant to [clause 8.5(c) / clause 9.3(c)] of the Agreement.

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This Letter of Release relates to the [aircraft type] aircraft with aircraft rank number [●] and MSN [●] (the Aircraft).
_________________________________
Text to be included for Letter of Release pursuant to clause 9.3
With effect from the date of this Letter of Release, the Financier hereby irrevocably confirms to Airbus, the Buyer, the Original Buyer and the Guarantor that:
(a)    the provisions of clause 9.3 of the Agreement apply in relation to the Aircraft; and
(b)    the Aircraft is free and clear of all Liens granted in favour of, by or attributable to any Finance Party.
The Financier hereby irrevocably and unconditionally discharges, releases and reassigns (without recourse or warranty, except to the extent of any Lien created by or through any Finance Party) (i) to the Buyer all of its right, title and interest in and to all of the assets and rights mortgaged, charged, assigned or otherwise encumbered under or pursuant to the Mortgage (to the extent relating to the Aircraft) and (ii) to the Buyer (in the case of any BFE Interest granted by the Buyer), the Original Buyer (in the case of any BFE Interest granted by the Original Buyer) and the Guarantor (in the case of any BFE Interest granted by the Guarantor) all of its right, title and interest in and to any BFE Interest relating to the Aircraft granted by the Buyer, the Original Buyer or the Guarantor (as applicable) in favour of the Financier.
_________________________________
Text to be included for Letter of Release pursuant to clause 8.5 (exercise of Airbus Option)
With effect from the date of this Letter of Release, the Financier hereby irrevocably confirms to Airbus, the Buyer, the Original Buyer and the Guarantor that:
(a)    it has received payment in full of the Option Price for the Aircraft;
(b)    the provisions of clause 8.5 of the Agreement apply in relation to the Aircraft; and
(c)    the Aircraft is free and clear of all Liens granted in favour of, by or attributable to any Finance Party.
The Financier hereby irrevocably and unconditionally discharges, releases and reassigns (without recourse or warranty, except to the extent of any Lien created by or through any Finance Party) (i) to the Buyer all of its right, title and interest in and to all of the assets and rights mortgaged, charged, assigned or otherwise encumbered under or pursuant to the Mortgage (to the extent relating to the Aircraft) and (ii) to the Buyer (in the case of any BFE Interest granted by the Buyer), the Original Buyer (in the case of any BFE Interest granted by the Original Buyer) and the Guarantor (in the case of any BFE Interest granted by the Guarantor) all of its right, title and interest in and to any BFE Interest relating to the Aircraft granted by the Buyer, the Original Buyer or the Guarantor (as applicable) in favour of the Financier.
_________________________________

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The Agreement shall remain in full force and effect with respect to any Relevant Aircraft (other than the Aircraft).
This Letter of Release is governed by and shall be construed in accordance with English law.

Executed as a Deed by JSA International U.S. Holdings, LLC
acting by its duly authorised signatory in the presence of:	Name: Title:
Signature of Witness Name of Witness Address of Witness

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Schedule 6 Loan Agreement Extracts
Part A – Loan Events of Default
“Event of Default” means the occurrence of:
(i)    For so long as the Initial Lender remains a Lender under the facility, an “Event of Default” occurs under subparagraph (a), (e), (f) or (h) of Clause 15.1 of any Aircraft Lease Agreement or under subparagraph (a), (b) or (g) of Section 20.1 of any Aircraft Operating Lease Agreement (each, a "Lease EoD"); provided that (A) such Lease EoD is not cured within [***] of its occurrence and is not the subject of a reasonable dispute by Frontier, or (B) if any Lease Agreement is terminated in accordance with the terms of that Lease Agreement in relation to a Lease EoD, that Frontier has not complied with any steps required to be taken (including payments required to be made under the relevant Lease Agreement) within [***] of the occurrence of the Lease EoD;
(ii)    Default in payment by the Borrower or any Guarantor when due of (a) any principal, and such default continues un-remedied for at least [***] after the date due therefor and (b) interest, fees, or any other payment, and such default continues un-remedied for at least [***] after Borrower or such Guarantor receives written notice of such Default from the Lenders (or Administrative Agent);
(iii)    The filing of a decree or order for relief by a court having jurisdiction in the premises in respect of any Obligor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Obligor, or ordering the winding-up or liquidation of any Obligor’s, and such decree or order shall remain unstayed and in effect for a period of [***];
(iv)    The commencement by any Obligor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by any Obligor to the entry of an order for relief in an involuntary case under any such law, or the consent by any Obligor to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Obligor, or the making by any Obligor of any general assignment for the benefit of creditors, or the failure by any Obligor generally to pay its debts as such debts become due, or the taking of action by any Obligor in furtherance of any of the foregoing;
(v)    Any representation, warranty, certification or statement made by any Obligor in any Operative Document shall prove to have been incorrect in any material respect when made (or deemed made), and such representation, warranty, certification or statement, if susceptible to cure, is not remedied within [***] after there shall have been delivered to the Obligors (by the Lenders or the Administrative Agent) a written notice specifying such default and demanding that it be remedied;
(vi)    Default in the observance or performance in any material respect of any covenant or agreement of any Obligor under the Operative Documents (other than a covenant or agreement, a default in the observance or performance of which is elsewhere specifically dealt with in this definition), and such default

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shall continue or not be cured, for a period of (1) if no other cure period is included in such covenant or agreement, [***] or (2) otherwise, the cure period set forth in such agreement or covenant, in each case after there shall have been delivered to the Obligors (by the Lenders or the Administrative Agent) a written notice specifying such default and demanding that it be remedied;
(vii)    One or more final non-appealable judgments shall be entered against, or settlements by any Obligor by a court of competent jurisdiction assessing monetary damages in excess of (x) [***] in the case of the Borrower or (y) [***] in the case of any Guarantor, in each case in the aggregate and such amount is not discharged, paid or stayed within [***];
(viii)    Any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Obligor or any Affiliate of any Obligor shall so assert in writing, or any Lien created by any of the Loan Documents shall cease to be unenforceable and of the same effect and priority purported to be created thereby or any Obligor or any Affiliate of any Obligor shall so assert in writing;
(ix)    Frontier Airlines fails to enter into the Specified Amendments with respect to any Lease Agreement within [***] following the Effective Date;
(x)    There is any breach or default under the Assigned Purchase Agreement which would entitle the Lender to issue a Decision Notice (as such term is defined in the Step-In Agreement) in accordance with the Step-In Agreement; or
(xi)    Other than during the Wind Down Period, in connection with the Delivery Date of an Aircraft, the Borrower fails to substitute such Aircraft or otherwise reallocate Loans with respect to such Aircraft to future pre-delivery payments for any other Aircraft in the Aircraft Pool in accordance with Clause 2.5, or deposit Cash Collateral in the Cash Collateral Account with respect to such Aircraft in accordance with Clause 2.6 of the Credit Agreement, or deposit Restricted Funds in a Restricted Account with respect to such Aircraft in accordance with Clause 2.7 of the Credit Agreement.
Acceleration and Enforcement Provisions – contained in the Mortgage
(a)    If an Event of Default shall have occurred and be continuing and so long as the same shall be continuing unremedied, then and in every such case, the Security Trustee or the Administrative Agent (as applicable) may exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Clause 5, and shall have and may exercise all of the rights and remedies of a secured party under the Uniform Commercial Code, including, without limitation, the right to assign its right to purchase the Aircraft from Airbus (subject to the Step-In Agreement).
(b)    If an Event of Default referred to in paragraphs (iii) or (iv) in the definition of “Event of Default” in the Annex A to the Credit Agreement shall have occurred, then and in every such case all unfunded Commitments shall be terminated and the unpaid principal of all Loan Certificates then outstanding, together with interest accrued but unpaid thereon, and all other amounts due to the Lenders under the Operative Documents, shall immediately and without further act become due and payable, without presentment, demand, protest or notice, all of which are hereby waived.

(c)    If any other Event of Default (other than an Event of Default specified in clause (b) above) shall have occurred and be continuing, then and in every such case, the

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Administrative Agent or the Security Trustee may at any time, by written notice or notices to the Borrower, (i) terminate all unfunded Commitments and/or (ii) declare all the Loan Certificates to be due and payable, whereupon the unpaid principal of all Loan Certificates then outstanding, together with accrued but unpaid interest thereon, and all other amounts due to the Lenders under the Operative Documents, shall immediately and without further act become due and payable without presentment, demand, protest or other notice, all of which are hereby waived.
(d)    If the principal of the Loan Certificates shall have become due and payable pursuant to this Clause 5, there shall also become due and payable to each holder of a Loan Certificate upon demand, without presentment, protest or notice, all of which are hereby waived, any breakage costs with respect thereto.
(e)    Subject to the consent of the Majority Lenders, each Lender and the Security Trustee shall be entitled, at any sale pursuant to this Clause 5, to credit against any purchase price bid at such sale by each Lender or the Security Trustee all or any part of the unpaid obligations owing to such Lender or the Security Trustee and secured by the Lien of this Mortgage. The Security Trustee and the Lenders shall, upon any such purchase, acquire good title to the property so purchased, to the extent permitted by applicable law, free of all rights of redemption.
(f)    The Security Trustee agrees to give to the Borrower at least [***] prior written revocable notice of any foreclosure of the Lien of this Mortgage, or of any other action to cause the Borrower to lose any rights under any Assigned Purchase Agreement (which period of notice the parties hereto confirm is commercially reasonable).
(g)    In case the Security Trustee shall have instituted any proceeding to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Security Trustee, then and in every such case, the Security Trustee and the Borrower shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Security Trustee shall continue as if no such proceedings had been instituted.
(h)    Upon written instructions from the Majority Lenders, the Administrative Agent shall waive any past Default or Event of Default hereunder and its consequences and upon any such waiver such Default or Event of Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Mortgage, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon; provided, however, that in the absence of written instructions from all Lenders, the Administrative Agent shall not waive any Default (i) in the payment of the principal of, or interest on, or other amounts due under, any Loan Certificate then outstanding, or (ii) in respect of a covenant or provision of an Operative Document which by its terms cannot be waived without the consent of each Lender.
(i)    Each and every right, power and remedy given to the Agents specifically or otherwise in this Mortgage shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by either Agent, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.

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(j)    No delay or omission by any Agent in the exercise of any right, remedy or power or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Borrower or to be an acquiescence therein.

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Part B – Related Definitions
"ABR" means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
"Administrative Agent" means JSA International U.S. Holdings, LLC in its capacity as Administrative Agent under the Credit Agreement and any successor thereto in such capacity.
"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or under common control with, such Person. The term "control" means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agents" means collectively the "Security Trustee" and the "Administrative Agent" (each an "Agent").
"Airbus" means Airbus S.A.S., in its capacity as manufacturer of the Assigned Aircraft, and its successors and assigns.
"Aircraft Lease Agreement" means [***].
"Aircraft Operating Lease Agreement" means [***].
"Aircraft Pool" has the meaning given to it in Clause 10.20(a) of the Credit Agreement. [all Aircraft, collectively]

"Aircraft Schedule" means Schedule III to the Credit Agreement as updated by the Borrower from time to time in accordance with Clause 2.5 of the Credit Agreement to reflect any Substituted Aircraft.
"Annualized FCCR" means as of any applicable FCCR Test Date, the ratio of, (a) the sum of (i) Consolidated EBITDAR of Frontier Holdings for the fiscal quarter of Frontier Holdings immediately preceding such FCCR Test Date for which financial statements were delivered pursuant to Clause 10.15(a) of the Credit Agreement and (ii) the sum of the Consolidated EBITDAR of Frontier Holdings for each of the three fiscal quarters of Frontier Holdings immediately preceding the fiscal quarter referred to in clause (a)( i), to (b) the Fixed Charges of Frontier Holdings for the fiscal quarter of Frontier Holdings immediately preceding such FCCR Test Date for which financial statements were delivered pursuant to Clause 10.15(a) of the Credit Agreement and (ii) the sum of the Fixed Charges of Frontier Holdings for each of the three fiscal quarters of Frontier Holdings immediately preceding the fiscal quarter referred to in clause (b)(i).
“Applicable Margin” means [***]; provided however, that if on any FCCR Test Date, (i) Annualized FCCR is less than [***] and the Borrower is not in compliance with the LTV Test or (ii) the Guarantors have, as of such date, Unrestricted Cash and Cash Equivalents in an aggregate amount of less than [***], then the Applicable Margin shall be [***] until such next FCCR Test Date on which the conditions of subsections (i) and (ii) cease to exist in which case the Applicable Margin shall return to [***] as of such FCCR Test Date.

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"Approved Appraisers" means collectively, Avitas, IBA and Oriel or any such other independent aircraft appraiser mutually agreed upon by the Administrative Agent and the Borrower.
"Assignable Price" means, in respect of an Aircraft, the "Purchase Price" or "Final Price" (as such term is defined in the Assigned Purchase Agreement or Replacement Purchase Agreement, as applicable) of such Aircraft as may be increased from time pursuant to the escalation provisions set out in the Assigned Purchase Agreement and the related Engine Agreement, plus the cost of the BFE in respect of such Aircraft and as may be decreased pursuant to any credit letter or memorandum issued by Airbus in favor of the Initial Lender.
"Assigned Aircraft" means the aircraft set forth on the Assigned Aircraft Schedule and the Aircraft Schedule.
"Assigned Aircraft Schedule" means Schedule II to the Credit Agreement.
"Assigned Purchase Agreement" means the Airbus Purchase Agreement, as assigned by Frontier Airlines to the Borrower, as assumed by the Borrower and as amended pursuant to the Assignment Agreement.
"Assignment Agreement" means the Airbus Purchase Agreement Assignment, Assumption and Release Agreement, dated as of September 26, 2024, between Frontier Airlines, the Borrower and Airbus in respect of the Aircraft.
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to the Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to the Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Clause 5.14(d) of the Credit Agreement.
"Average Appraisal Value" means, with respect to an Aircraft, the average of the desktop valuations reflecting the monthly value of such Aircraft prepared by two Approved Appraisers selected by the Borrower for such Aircraft on the applicable LTV Test Date on the assumption that the Aircraft is delivered in the condition required pursuant to the Assigned Purchase Agreement, and in full life condition, on the date that such Average Appraisal Value is calculated.
"Benchmark Replacement" means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of the Credit Agreement and the other Operative Documents.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be

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a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or

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publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
"Borrower" means Vertical Horizons JSA Limited, a Cayman Islands exempted company.
"Business Day" means any day other than a Saturday or Sunday or a day on which commercial banks are required or authorized to close in New York City, provided that, in connection with a SOFR Loan, the term "Business Day" shall also exclude a day that is not a U.S. Government Securities Business Day.
“Cash Collateral” has the meaning given to it in Clause 2.6 of the Credit Agreement. [cash deposited in the Cash Collateral Account in an amount equal to the aggregate amount of all Loans made in respect of each Removed Aircraft]
“Cash Collateral Account” has the meaning given to it in Clause 2.6 of the Credit Agreement [an Eligible Account into which Borrower must deposit Cash Collateral in the event the Borrower does not substitute a Removed Aircraft in accordance with Clause 2.5 of the Credit Agreement or otherwise allocate Loans with respect to a Removed Aircraft to future pre- delivery payments for any other Aircraft in the Aircraft Pool]
"Commitment" means the Lender's Maximum Commitment minus the aggregate amount of all Loans made by the Lender.
"Consolidated EBITDAR" means, with respect to Frontier Group Holdings and its consolidated subsidiaries for any fiscal quarter of Frontier Group Holdings, the Consolidated Net Income of Frontier Group Holdings for such period plus, without duplication:
(1)    an amount equal to any extraordinary loss plus any net loss realized by Frontier Group Holdings or any of its subsidiaries in connection with any disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus
(2)    provision for taxes based on income or profits of Frontier Group Holdings and its consolidated subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(3)    the Fixed Charges of Frontier Group Holdings and its consolidated subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus
(4)    any foreign currency translation losses (including losses related to currency remeasurements of Financial Indebtedness) of Frontier Group Holdings and its consolidated subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

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(5)    depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non cash charges and expenses (excluding any such non cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of Frontier Group Holdings and its consolidated subsidiaries to the extent that such depreciation, amortization and other non cash charges or expenses were deducted in computing such Consolidated Net Income; plus
(6)    the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus
(7)    deductions for grants to any employee of Frontier Group Holdings and its consolidated subsidiaries of any equity interests during such period to the extent deducted in computing such Consolidated Net Income; plus
(8)    any net loss arising from the sale, exchange or other disposition of capital assets by Frontier Group Holdings and its consolidated subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus
(9)    any losses arising under fuel hedging arrangements entered into prior to the Effective Date and any losses actually realized under fuel hedging arrangements entered into after the Effective Date, in each case to the extent deducted in computing such Consolidated Net Income; plus
(10)    proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus
(11)    any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Financial Indebtedness, issuance of equity interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus
(12)    non cash items, other than the accrual of revenue in the ordinary course of business, to the extent such amount increased such Consolidated Net Income; minus
(13)    the sum of (A) income tax credits, (B) interest income included in computing such Consolidated Net Income, and (C) any income generated in connection with sale and leaseback transactions;
in each case, determined on a consolidated basis in accordance with GAAP.
"Consolidated Net Income" means, with respect to Frontier Group Holdings and its consolidated subsidiaries for any fiscal quarter of Frontier Group Holdings, the aggregate of the net income (or loss) of Frontier Group Holdings and its consolidated subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:
(1)    all (a) extraordinary, nonrecurring, special or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for

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alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring or reorganization costs (whether incurred before or after the effective date of any applicable reorganization plan); curtailments or modifications to pension and post retirement employee benefit plans; (b) any expenses (including, without limitation, transaction costs, integration or transition costs, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out of pocket expenses), cost savings, costs or charges incurred in connection with any issuance of securities, acquisitions, dispositions, recapitalizations or incurrences or repayments of Financial Indebtedness (in each case whether or not successful) and (c) gains and losses realized in connection with any sale of assets (other than the gains realized with the sale of any aircraft and/or the sale of any engines), the disposition of securities, the early extinguishment of Financial Indebtedness or associated with Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;
(2)    the net income (but not loss) of any Person that is not Frontier Group Holdings or a consolidated subsidiary of Frontier Group Holdings or that is accounted for by the equity method of accounting will be included for such period only to the extent o f the amount of dividends or similar distributions paid in cash to Frontier Group Holdings or a consolidated subsidiary of Frontier Group Holdings;
(3)    the net income (but not loss) of any subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or its stockholders;
(4)    the cumulative effect of a change in accounting principles on Frontier Group Holdings and its consolidated subsidiaries will be excluded;
(5)    the effect of non cash gains and losses of Frontier Group Holdings and its consolidated subsidiaries resulting from Hedging Obligations, including attributable to movement in the mark to market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;

(6)    any non cash compensation expense recorded from grants by Frontier Group Holdings and its consolidated subsidiaries of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;
(7)    the effect on Frontier Group Holdings and its consolidated subsidiaries of any non cash items resulting from any write up, write down or write off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non cash impairment charges incurred subsequent to the Effective Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360— Property, Plant and Equipment and 805—Business Combinations (excluding any such non cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;
(8)    any provision for income tax reflected on Frontier Group Holdings’ financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by Frontier Group Holdings and its consolidated subsidiaries; and

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(9)    any amortization of deferred charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 470 -20 Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement) will be excluded.
"Default" means any event which with the giving of notice or the lapse of time or both if not timely cured or remedied would become an Event of Default pursuant to Clause 4 of the Mortgage.
"Effective Date" means the date of the execution and delivery of the Credit Agreement and the satisfaction of the conditions precedent in Clause 4.1 thereof.
"Eligible Account" means an account established by and with an Eligible Institution at the request of the Security Trustee, which institution(a) agrees, by entering into an account control agreement, for all purposes of the New York UCC, including Article 8 thereof, that (i) such account shall be a "securities account" (as defined in Section 8 -501 of the New York UCC),
(ii) such institution is a "securities intermediary" (as defined in Section 8 102(a)(14) of the New York UCC), (iii) all property (other than cash) credited to such account shall be treated as a "financial asset" (as defined in Section 8-102(9) of the New York UCC), (iv) the Security Trustee shall be the "entitlement holder" (as defined in Section 8 -102(7) of the New York UCC) in respect of such account, (v) it will comply with all entitlement orders issued by the Security Trustee to the exclusion of the Borrower, (vi) it will waive or subordinate in favor of the Security Trustee all claims (including without limitation claims by way of security interest, lien, right of set-off or right of recoupment), and (vii) the "securities intermediary jurisdiction" (under Section 8-110(e) of the New York UCC) shall be the State of New York, or (b) otherwise enters into an account control agreement, charge over a bank account or similar document that is satisfactory to the Security Trustee.
"Eligible Institution" means (a) the corporate trust department of a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any U.S. branch of a foreign bank), which has a long -term unsecured debt rating from Moody’s of at least A3 or its equivalent and from Standard & Poor’s of at least A- or its equivalent, or (b) a banking institution in another jurisdiction that is satisfactory to the Security Trustee.
"Engine Agreement" means each agreement entered into among the Borrower, any Engine Manufacturer, Frontier Airlines and the Security Trustee.
"Engine Manufacturer" means International Aero Engines, LLC or CFM International, Inc.
"Extension Notice" means each extension notice delivered by the Lenders to the Borrower pursuant to, and in accordance with Clause 5.2(g) of the Credit Agreement, extending the Maturity Date.
"Extension Notice Deadline" has the meaning assigned to it in Clause 5.2(g) of the Credit Agreement. [[***] following receipt of a request from the Borrower to extend the Maturity Date by [***]]
"Facility Amount" means an amount equal to US$150,000,000.
"FCCR Test Date" means (i) the date that is [***] following September 30, 2024 and (ii) each date falling [***] after the last day of each fiscal quarter or fiscal year, as the case may be, of Frontier Group Holdings thereafter commencing with the third fiscal quarter of 2024.

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"Federal Funds Rate" means for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Administrative Agent in its reasonable discretion, which determination shall be presumptively correct (absent manifest error).
"Fee Letter" means collectively (i) that certain Fee Letter (Early Commitment Fee) dated August 7, 2024, among the Initial Lender, the Administrative Agent, Frontier Airlines, Frontier Holdings and Frontier Group Holdings, (ii) that certain Fee Letter dated the Effective Date among the Borrower, the Initial Lender and the Administrative Agent and (ii) each Letter Agreement to be entered into among the Borrower, the Lender party thereto and the Administrative Agent.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a)    moneys borrowed;
(b)    any amount raised by acceptance under any acceptance credit facility;
(c)    any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)    the amount of any liability in respect of any lease, lease purchase, installment sale, conditional sale, hire purchase or credit sale or other similar arrangement (whether in respect of aircraft, machinery, equipment, land or otherwise) entered into primarily as a method of raising finance or for financing the acquisition of the relevant asset;
(e)    payments under any lease with a term, including optional extension periods, if any, capable of exceeding two years (whether in respect of aircraft, machinery, equipment, land or otherwise) characterized or interpreted as an operating lease in accordance with the relevant accounting standards but either entered into primarily as a method of financing the acquisition of the asset leased or having a termination sum payable upon any termination of such lease;
(f)    any amount raised by receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis) including any bill discounting, factoring or documentary credit facilities;
(g)    any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(h)    any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(i)    obligations (whether or not conditional) arising from a commitment to purchase or repurchase shares or securities where such commitment is or was in respect of raising finance;
(j)    any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) through (j) above.
"Fixed Charges" means, with respect to Frontier Group Holdings and its consolidated subsidiaries for any fiscal quarter of Frontier Group Holdings, the sum, without duplication, of:

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(1)    the consolidated interest expense (net of interest income) of Frontier Group Holdings and its subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus
(2)    the interest component of leases that are capitalized in accordance with GAAP of Frontier Group Holdings and its subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus
(3)    any interest expense actually paid in cash for such period by Frontier Group Holdings or Frontier Airlines on Financial Indebtedness of another Person that is guaranteed by Frontier Group Holdings or its subsidiaries or secured by a Lien on assets of Frontier Group Holdings or its subsidiaries; plus
(4)    the aircraft rent expense of Frontier Group Holdings and its subsidiaries for such period to the extent that such aircraft rent expense is payable in cash, all as determined on a consolidated basis in accordance with GAAP.
"Frontier Airlines" means Frontier Airlines, Inc.
"Frontier Group Holdings" means Frontier Group Holdings, Inc.
"Frontier Holdings" means Frontier Airlines Holdings, Inc.
"GAAP" means generally accepted accounting principles, as in effect in the United States of America from time to time.
"Guarantor" means each of Frontier Airlines, Frontier Holdings and Frontier Group Holdings.
"Hedging Obligations" means, with respect to any Person, all obligations and liabilities of such Person under:
(a)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(b)    other agreements or arrangements designed to manage interest rates or interest rate risk; and
other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.
"Initial Lender" means JSA International U.S. Holdings, LLC, along with any permitted assigns after the Effective Date.
"Interest Period" means, in respect of a (A) SOFR Loan (a) initially, the period commencing on the date that such Loan is made and ending [***] thereafter, and (b) thereafter, the period commencing on the last day of the previous Interest Period applicable to such Loan and ending [***] thereafter and (B) in respect of any Restricted Funds, (a) initially, the period commencing on the date that such Restricted Funds are deposited in the Restricted Account and ending [***] thereafter, and (b) thereafter, the period commencing on the last day of the previous Interest Period applicable to such Restricted Funds and ending [***] thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day,

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(ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.
"LTV" means as of any applicable LTV Test Date for an Aircraft or the Aircraft Pool, the percentage equivalent of a fraction determined by the formula of [***] where:
(i)    "AP" means the [***] of such Aircraft or the sum of the [***] of all Aircraft in the Aircraft Pool;
(ii)    "PPI" means an amount equal to the aggregate of all Purchase Price Installments paid to Airbus as of the applicable LTV Test Date in respect of such Aircraft or the sum of the Purchase Price Installments paid to Airbus as of the applicable LTV Test Date in respect of all Aircraft in the Aircraft Pool;
(iii)    "LA" means the aggregate amount of all Loans made in respect of such Aircraft, as of the applicable LTV Test Date (if any) or the sum of the Loans made in respect of all Aircraft in the Aircraft Pool, as of the applicable LTV Test Date; and
(v) "AAV" means the [***] of such Aircraft, in respect of such LTV Test Date or the sum of the [***] of all Aircraft in the Aircraft Pool, as stated in the [***] for each Aircraft prepared in respect of such LTV Test Date.
“LTV Test” has the meaning given to it in Clause 10.20(b) of the Credit Agreement. [ the LTV in respect of each applicable Aircraft or the Aircraft Pool (as the case may be) in respect of which a Loan is outstanding exceeds the Maximum LTV for such Aircraft or the Aircraft Pool (as the case may be)]

"LTV Test Date" means each FCCR Test Date on which the Annualized FCCR is less than [***].
"Lease Agreements" means, each Aircraft Operating Lease Agreement and each Aircraft Lease Agreement, as amended, modified and supplemented to the date hereof and as further amended, modified or supplemented by the Specified Amendments.
"Lien" means any mortgage, pledge, lien, claim, encumbrance, lease, security interest or other lien of any kind on property.
"Loan Certificates" means the loan certificates issued pursuant to Clause 5.2(a) of the Credit Agreement and any such certificates issued in exchange or replacement therefor pursuant to Clause 5.6 or 5.7 of the Credit Agreement.
"Majority Lenders" means, as of any date of determination, the Lenders of not less than 51% in aggregate outstanding principal amount of all Loan Certificates as of such date. For all purposes of the foregoing definition, in determining as of any date the then aggregate outstanding principal amount of Loan Certificates, there shall be excluded any Loan Certificates, if any, held by the Borrower, any Guarantor or any of their Affiliates (unless such Persons own all Loan Certificates then outstanding).
"Maturity Date" means the latest of (i) the Original Maturity Date, (ii) if the Borrower delivers a Wind Down Notice pursuant to Clause 3.5 of the Credit Agreement, the last day of the Wind Down Period, and (iii) if the Lenders deliver an Extension Notice pursuant to Clause 5.2(g) of the Credit Agreement, the date specified in the most recent Extension Notice.

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"Maximum Commitment" means, the Facility Amount.
"Maximum LTV" means on any LTV Test Date, in respect of all Aircraft, collectively (the "Aircraft Pool"), [***].
"Mortgage" means the Mortgage and Security Agreement dated as of the Effective Date, among the Borrower, the Administrative Agent and the Security Trustee.
"Obligors" means each of the Borrower and each Guarantor (each an " Obligor").
"Operative Documents" means the Credit Agreement, the Mortgage, the Loan Certificates, the Share Charge, the Guarantees, the Assigned Purchase Agreement, the Assignment Agreement, the Re-Assignment Agreement, the Step-In Agreement, the Engine Agreements, the Option Agreement, the Servicing Agreement, the Subordinated Loan Agreement, the Declaration of Trust, the Administration Agreement, each Fee Letter and any amendments or supplements of any of the foregoing.
"Original Maturity Date" means the date that is the three (3) year anniversary of the Effective Date.
"Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, estate or trust, unincorporated organization or government or any agency or political subdivision thereof.
"Prime Rate" means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
"Relevant Governmental Body" means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Removed Aircraft” has the meaning specified in Clause 2.5 of the Credit Agreement. [ any Aircraft the Borrower removes from the Aircraft Schedule ]
“Restricted Account” has the meaning specified in Clause 2.7 of the Credit Agreement [a restricted deposit account in the sole dominion and control of the Administrative Agent into which the Administrative Agent may require the Borrower to deposit Cash Collateral ]
"Restricted Funds" has the meaning specified in Clause 2.7 of the Credit Agreement. [ cash in an amount equal to the amount of Cash Collateral that would have been required to be deposited pursuant to Clause 2.6 of the Credit Agreement ]
"Security Trustee" means Bank of Utah, not in its individual capacity but solely as Security Trustee on behalf of the Administrative Agent and the Lenders under the Credit Agreement, and any successor thereto in such capacity.
"Specified Amendments" means an amendment to each Lease Agreement, in form and substance acceptable to the Initial Lender, which adds a cross-default to the Credit Agreement as an “Event of Default” thereunder.
"SOFR Loan" means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

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"Subordinated Loan Agreement" means the Subordinated Loan Agreement, dated as of the Effective Date, between Frontier Airlines and the Borrower and the Subordinated Promissory Note dated the Effective Date, issued by the Borrower thereunder.
“Substituted Aircraft” has the meaning specified in Clause 2.5 of the Credit Agreement. [an aircraft from the Assigned Aircraft Schedule that replaced a Removed Aircraft ]
"Term SOFR" means for any calculation with respect to a SOFR Loan and with respect to any Interest Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is [***] U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of [***] on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Screen Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than [***] U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

"Unrestricted Cash and Cash Equivalents" means at any date in respect of Frontier Group Holdings, the sum of (a) the undrawn portion available under any revolving, or similar credit facilities that have a maturity of one (1) year or more from such date, and (b) the cash and cash equivalents (in each case, as such terms are defined by GAAP) of Frontier Group Holdings on a consolidated basis, that may be in each case (i) classified as “unrestricted” in accordance with GAAP on the consolidated balance sheets of Frontier Group Holdings or (ii) classified in accordance with GAAP as “restricted” on the consolidated balance sheets of the Guarantor solely in favor of the Security Trustee and the Lenders, provided that if Frontier Group Holdings agrees to any more onerous definition pursuant to any financial covenant in any agreement to which it is a party, this definition shall be deemed to be deleted and replaced with such other definition.
"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
"Wind Down Notice" has the meaning specified in Clause 3.5 of the Credit Agreement. [a notice from the Borrower extending the Original Maturity Date by 6 months, which may be delivered in the event that the Borrower has requested an extension of the Original Maturity Date but the Lenders reject an extension request or do not deliver an Extension Notice by the Extension Notice Deadline pursuant to Clause 5.2(g) of the Credit Agreement ]
"Wind Down Period" means the period commencing on the Original Maturity Date and ending on the date that is [***] after the Original Maturity Date.

Frontier / JSA: A320 NEO / A321 NEO – Step-In Agreement VP/#67211098.8

Schedule 7 Financed and Non-Financed Aircraft
1    Aircraft
The Parties hereby agree and confirm that:
(a)    [***] Airbus aircraft (being the “Aircraft” for the purposes of this Agreement) will be transferred from the Purchase Agreement to the Assigned Purchase Agreement, subject to the occurrence of the Effective Time (as that term is defined in the Assignment Agreement);
(b)    any of the Aircraft may be financed pursuant to the Loan Agreement and may become subject to the arrangements contemplated by this Agreement as a “Relevant Aircraft” provided that:
(i)    not more than [***] Aircraft (or such higher number of Aircraft as may from time to time be agreed in writing (including by email) by Airbus, acting in its sole discretion) may at any time be subject to the arrangements contemplated by this Agreement as “Relevant Aircraft”; and
(ii)    no Aircraft may become subject to the arrangements contemplated by this Agreement as a “Relevant Aircraft” after (x) the [***] anniversary of the Effective Date or (y) if Airbus receives a copy any Loan Extension Notice and any Financier Extension Consent pursuant to paragraph 2(c)(ii) below, the [***] anniversary of the Effective Date (or such later date as may from time to time be agreed in writing (including by email) by Airbus, acting in its sole discretion);
(c)    any Non-Financed Aircraft will remain subject to the Assigned Purchase Agreement until the scintilla temporis prior to Delivery of such Non-Financed Aircraft, at which time a Re-Assignment Event will occur in relation to such Non-Financed Aircraft and such Non-Financed Aircraft will become subject to the Purchase Agreement, as contemplated by Clause 9.2(e)(iii), Clause 9.3(d) and clause 2 of the Re-Assignment Agreement (subject to any earlier termination pursuant to Clause 9.2(e)(i) or Clause 9.2(e)(ii) and subject to the provisions of Clause 9.4); and
(d)    the Buyer will be responsible (pursuant to the Assigned Purchase Agreement and subject to the provisions of the Airbus Buyer Guarantee) for the payment to Airbus of all Pre-Delivery Payments (including Financed Pre-Delivery Payments) for each Aircraft, whether such Aircraft is a Relevant Aircraft or a Non-Financed Aircraft.
2    Loan Arrangements
(a)    Each of the Financier, the Original Buyer and the Buyer hereby:
(i)    Confirms in favor of Airbus that the Aircraft to be initially financed pursuant to the Loan Agreement will be the [***] Aircraft with rank numbers [***] which are defined as the “Initial Aircraft” in the Assignment Agreement.

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(ii)    confirms in favour of Airbus that (x) not more than [***] Aircraft (or such higher number of Aircraft as may from time to time be agreed in writing (including by email) by Airbus, acting in its sole discretion) may at any time be financed pursuant to the Loan Agreement and (y) the Mortgage will at all times cover only the Relevant Aircraft; and
(iii)    agrees that, if (x) more than [***] Aircraft (or such higher number of Aircraft as may from time to time be agreed in writing (including by email) by Airbus, acting in its sole discretion) are at any time financed pursuant to the Loan Agreement or (y) the Mortgage at any time covers a Non-Financed Aircraft, the applicable circumstances shall constitute a Financier Termination Event.
(b)    Each of the Financier, the Original Buyer and the Buyer hereby undertakes in favour of Airbus that it will promptly deliver to Airbus all information that Airbus may from time to time reasonably request in the context of the transactions contemplated by the Loan Agreement so as to enable Airbus to verify:
(i)    the identity of the Aircraft that are financed pursuant to the Loan Agreement;
(ii)    that not more than [***] Aircraft (or such higher number of Aircraft as may from time to time be agreed in writing (including by email) by Airbus, acting in its sole discretion) are financed pursuant to the Loan Agreement; and
(iii)    that no Non-Financed Aircraft are covered by the Mortgage.
(c)    Each of the Financier, the Original Buyer and the Buyer hereby:
(i)    confirms in favour of Airbus that (x) the final repayment date for all of the loans pursuant to the Loan Agreement is currently the [***] anniversary of the Effective Date and (y) such final repayment date may be extended to the [***] anniversary of the Effective Date if (x) the Buyer delivers to the Financier a related notice (the Loan Extension Notice) on or before the [***] anniversary of the Effective Date and (y) the Financier agrees in writing to the applicable extension request (the Financier Extension Consent) in each case pursuant to and in accordance with the provisions of the Loan Agreement; and
(ii)    undertakes in favour of Airbus that it will deliver to Airbus a copy of (x) any Loan Extension Notice and (y) any Financier Extension Consent, in each case promptly following its delivery pursuant to the Loan Agreement.

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3    Termination of Assigned Purchase Agreement
The Parties hereby agree and confirm that, if Airbus delivers an Airbus Termination Notice:
(a)    Airbus will be entitled to terminate or cancel the Assigned Purchase Agreement (as it relates to any Non-Financed Aircraft) after Airbus has taken the actions specified in Clause 5.2(a); and
(b)    in such circumstances, the provisions of Clauses 5.2(b) to (e) inclusive will not apply.

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Execution Page 1
Step-In Agreement
Airbus A320 NEO Aircraft / Airbus A321 NEO Aircraft
Frontier / JSA

The Guarantor Executed as a Deed by Frontier Group Holdings, Inc.	/s/ Howard Diamond Name: Howard Diamond
acting by its duly authorised attorney-in-fact in the presence of:	Title: EVP, Legal and Corporate Affairs
Signature of Witness Name of Witness Address of Witness	/s/ Zachariah Roffe Zachariah Roffe 4545 Airport Way Denver, CO 80239

The Original Buyer Executed as a Deed by Frontier Airlines, Inc.	/s/ Howard Diamond Name: Howard Diamond
acting by its duly authorised attorney-in-fact in the presence of:	Title: EVP, Legal and Corporate Affairs
Signature of Witness Name of Witness Address of Witness	/s/ Zachariah Roffe Zachariah Roffe 4545 Airport Way Denver, CO 80239

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Execution Page 2
Step-In Agreement
Airbus A320 NEO Aircraft / Airbus A321 NEO Aircraft
Frontier / JSA

The Buyer Executed and Delivered as a Deed by Vertical Horizons JSA Limited acting by a director	/s/ Linval Stewart Name: Linval Stewart Title: Director
in the presence of:
Signature of Witness Name of Witness Address of Witness	/s/ Rolena Eden Rolena Eden 190 Elgin Avenue, George Town Grand Cayman, KY1-9008, Cayman Islands

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Execution Page 3
Step-In Agreement
Airbus A320 NEO Aircraft / Airbus A321 NEO Aircraft
Frontier / JSA

The Financier Executed as a Deed by JSA International U.S. Holdings, LLC acting by its duly authorised signatory	/s/ Sruti Prakash Name: Sruti Prakash Title: EVP & General Counsel
in the presence of:
Signature of Witness Name of Witness Address of Witness	/s/ Deanna Margin Deanna Martin 909 Montgomery St., Ste. 500, San Francisco, CA 94133

Airbus Executed as a Deed by Airbus S.A.S. acting by its	/s/ Paul Meijers Name: Paul Meijers Title: EVP – Commercial Transactions
being a person who in accordance with the laws of France is acting under the authority of the company in the presence of:
Signature of Witness Name of Witness Address of Witness	/s/ Laurence Mansard Laurence Mansard ###

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